Exhibit 10.1

                                                                         FINAL

                  PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

         This Program Agreement is made as of the 7th day of August, 2004, by and between DILLARD'S, INC. ("Dillard's"), a Delaware corporation with its principal offices at 1600 Cantrell Road, Little Rock, Arkansas 72201, and GE CAPITAL CONSUMER CARD CO. ("Bank"), a Federal savings bank with its home office at 5300 Kings Island Drive, Mason, Ohio 45040.


                             W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Bank has established programs to extend private label card credit to qualified customers for the purchase of goods and services;

         WHEREAS, Dillard's is engaged, among other activities, in operating retail department stores and a Private Label Credit Card Business;

         WHEREAS, concurrently with the execution of this Agreement, Bank and Dillard's are entering a purchase, sale and servicing transfer agreement (the "Purchase Agreement") pursuant to which Bank shall purchase Dillard's Private Label Credit Card Business, including certain credit card accounts and associated receivables ("Purchased Accounts");

         WHEREAS, it is a condition precedent to the obligations of Dillard's under the Purchase Agreement that Dillard's and Bank enter into this Agreement;

         WHEREAS, Dillard's has requested that Bank establish a program pursuant to which Bank shall issue Private Label Credit Cards, which shall be accepted only by Dillard's Channels; and

         WHEREAS, the parties agree that the goodwill associated with the "Dillard's" mark contemplated for use hereunder is of substantial value which is dependent upon the maintenance of high quality services and appropriate use of the mark pursuant to this Agreement;

         NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dillard's and Bank agree as follows:

                                  ARTICLE 1

                                  DEFINITIONS

1.1       Generally.

          The following terms shall have the following meanings when used in this Agreement:

     o "Account" means a Private Label Credit Card accessed open end credit account established in favor of a Cardholder, pursuant to which such Cardholder may finance the

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          purchase of Goods and/or Services from Dillard's Channels and other charges that may be made using the Private Label Credit Card, all subject to the terms of a Credit Card Agreement. The term Account includes Purchased Accounts.

     o "Account Documentation" means, with respect to an Account, any and all documentation relating to that Account, including, without limitation, Credit Card Documentation, checks or other forms of payment with respect to an Account, credit bureau reports (to the extent not prohibited from transfer by contract with the credit bureau), adverse action notices, change of terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, any microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials of whatever form or nature, including, without limitation, tangible and intangible information, arising from or relating or pertaining to any of the foregoing to the extent related to the Program; provided that Account Documentation shall not include Dillard's register tapes, invoices, sales or shipping slips, delivery and other receipts or other indicia of the sale of Goods and/or Services.

     o    "Accountants" has the meaning set forth in Section 10.2 hereof.

     o "Affiliate" means, with respect to any Person, each Person that controls, is controlled by, or is under common control with, such Person.

     o "Agreement" means this Program Agreement, together with all of its schedules and exhibits, and, if modified, altered, supplemented, amended and/or restated, as the same may be so modified, altered, supplemented, amended and/or restated from time to time.

     o "Applicable Law" means all federal, state and local laws, statutes, regulations, written regulatory guidance, orders or directives, as may be amended and in effect from time to time during the Term of this Agreement, including, but not limited to: (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act; (v) the Gramm-Leach-Bliley Act and its implementing regulations ("GLBA"); (vii) the PATRIOT Act and its implementing regulations; and (vii) the Unfair and Deceptive Trade Practices Act.

     o    Approval Rate Threshold" means the approval rates set forth in
          Schedule 3.4(a)-1.

     o "Average Daily Club Plan Receivables" means, for any calendar year or Program Year, as appropriate, the quotient obtained by dividing
          (a) the sum of Club Plan Cardholder Indebtedness as of the end of the day for each day of such year by (b) the number of days in the such year.

     o "Average Daily Receivables" means, for any calendar month, calendar year or Program Year, the quotient obtained by dividing (a) the sum of Cardholder Indebtedness as of the end of day for each day of the calendar month, calendar year or Program Year, as the

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          case may be, by (b) the number of days in the calendar month, calendar year or Program Year, as the case may be.

     o    "Bank" has the meaning set forth on page 1.

     o "Bank Event of Default" means the occurrence of any one of the events listed in Section 12.2 hereof or an Event of Default of Bank.

     o "Bank Licensed Marks" means the trademarks, tradenames, service marks, logos and other proprietary designations of Bank listed on Schedule B and licensed to Dillard's under Section 8.2 hereof.

     o "Bankruptcy Code" means Title 11 of the United States Code, as amended, or any other applicable state or federal bankruptcy, insolvency, moratorium or other similar law and all laws relating thereto.

     o "Billing Cycle" means the interval of time between regular periodic Billing Dates for an Account.

     o "Billing Date" means, for any Account, the last day of a Billing Cycle as of when the Account is billed.

     o "Billing Statement" means a summary of Account credit and debit transactions for a Billing Cycle including a descriptive statement covering purchases of Goods and/or Services and a statement with only past-due account information.

     o "Business Day" means any day, other than a Saturday, Sunday or legal holiday, on which Dillard's and Bank both are open for business.

     o "Cardholder" means any Person who has been issued a Credit Card and includes any authorized user(s).

     o "Cardholder Indebtedness" means all amounts charged and owing to Bank by Cardholders with respect to Accounts (including finance charges, NSF fees, late charges, pay-by-phone fees and any other fees and charges), whether or not billed, less the amount of any credit balances owing by Bank to Cardholders, including any credits associated with returns of Goods and/or Services and similar credits and adjustments, whether or not billed.

     o "Cardholder Data" means all personally identifiable information about a Cardholder received by Bank in connection with the Cardholder's application for or use of a Private Label Credit Card or Account.

     o "Cardholder List" means any list in electronic form that identifies or provides a means of differentiating Cardholders, including any such electronic listing that includes the names, addresses, email addresses (as available), telephone numbers or social security numbers of any or all Cardholders.

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     o    "Change in Control" means any acquisition of Control of Dillard's by an entity other than an Affiliate of Dillard's, or acquisition of Control of Bank by an entity other than an Affiliate of Bank, as the case may be.

     o "Charge Transaction Data" means the transaction information with regard to each purchase of Goods and/or Services by a Cardholder on credit and each return of Goods and/or Services for credit in the form of electronic information as more particularly set forth in the Operating Procedures.

     o    "Club Plans" has the meaning set forth in Schedule 2.3(b).

     o "Club Plan Cardholder Indebtedness" means Cardholder Indebtedness related to Club Plan purchases.

     o "Co-Branded Credit Card" means a credit card that bears a Dillard's Licensed Mark and the trademarks, tradenames, service marks, logos and other proprietary designations of VISA U.S.A., Inc., MasterCard International Inc., American Express, Discover or any other payment system that is generally accepted by sellers in the general purpose department store business.

     o "Competing Program" has the meaning set forth in Section 2.5(a) hereof.

     o "Comparable Private Label Credit Card Programs" means private label credit card programs operated by Bank involving department store, specialty apparel and other soft line retailers listed in Schedule 1.1, or as the parties may otherwise from time to time mutually agree.

     o "Confidential Information" has the meaning set forth in Section 11.1 hereof.

     o "Control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     o "Conversion Date" means a date between the Effective Date and March 31, 2005, mutually agreed between Dillard's and Bank.

     o "Credit Card Agreement" means the credit card agreement between Bank and a Cardholder, including those assigned to Bank by Dillard's under the Purchase Agreement (and any replacement of such agreement) governing the use of an Account, together with any amendments, modifications or supplements which now or hereafter may be made to such Credit Card Agreement (and any replacement of such agreement).

     o "Credit Card Application" means the credit application which must be completed and submitted by individuals who wish to become Cardholders.

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     o    "Credit Card Documentation" means, with respect to Accounts, all
          Credit Card Applications, Credit Card Agreements, Credit Cards, Value Proposition agreements and Billing Statements relating to such Accounts.

     o "Debt Cancellation Revenue" means the aggregate gross premiums and revenue associated with the Bank's sale of debt cancellation products to Cardholders.

     o    "Default Adjustment" has the meaning set forth in Schedule
          14.2(d)-1.

     o "Dillard's Channels" means all retail establishments owned or operated by Dillard's in the United States (including Licensee departments therein) and all mail order, catalog, electronic mail outlets (including websites operated by Dillard's or its Licensees) and other direct access media within the United States that are owned or operated by Dillard's or its Licensees.

     o "Dillard's Event of Default" means the occurrence of any one of the events listed in Section 12.3 hereof or an Event of Default of Dillard's.

     o "Dillard's Licensed Marks" means the trademarks, tradenames, service marks, logos and other proprietary designations of Dillard's listed on Schedule A and licensed to Bank by Dillard's under Section 8.1 hereof.

     o "Dillard's Operating Procedures" shall mean the operating procedures employed by Dillard's prior to the Effective Date, a copy of which is attached hereto as Schedule 3.1.

     o "Dillard's Shopper" shall mean any Person who makes purchases of Goods and/or Services.

     o "Dillard's Shopper Data" shall mean all personally identifiable information regarding a Dillard's Shopper that is obtained by Dillard's in connection with the Dillard's Shopper making a purchase of Goods and/or Services.

     o    "Disclosing Party" has the meaning set forth in Section 11.1 hereof.

     o "Effective Date" means the Closing Date, as that term is defined in the Purchase Agreement. If the Purchase Agreement terminates without consummation of the Closing, this Agreement shall be null and void.

     o "Enhancement Products" means the Credit Card enhancement products (other than debt cancellation product) listed in Schedule 4.11, or such other products as shall be approved by the Marketing Committee from time to time.

     o "Event of Default" means the occurrence of any one of the events listed in Section 12.1 hereof.

     o "Fair Market Value" has the meaning set forth in Section 14.3 hereof.

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     o    "Federal Funds Rate" means the offered rate as reported in The Wall
          Street Journal in the "Money Rates" section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more, as published in the most recent Friday edition prior to any required payment or settlement date in which such offered rate is reported, and if such rate is not so reported in any Friday edition of The Wall Street Journal during the thirty day period preceding such required payment or settlement date, such offered rate as reported in another publication reasonably acceptable to parties.

     o "Financing Income" means, with respect to any period, an amount equal to (a) the sum of assessed or accrued finance charges, late charges, NSF fees, pay-by-phone fees and other similar fees under the Program during such period, minus (b) the sum of concessions, reversals and write-offs of such finance charges, late charges, NSF fees, pay-by-phone fees and other similar fees and other adjustments during such period in the normal course of business (other than fraud losses).

     o    "Funding Costs" has the meaning set forth in Schedule 7.3.

     o "GAAP" means generally accepted accounting principles, consistently applied.

     o "Goods and/or Services" means the products and services sold by or through Dillard's Channels, including for personal, family, household or business purposes.

     o "Governmental Authority" means any federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity.

     o "Indemnified Party" has the meaning set forth in Section 15.3 hereof.

     o "Indemnifying Party" has the meaning set forth in Section 15.3 hereof.

     o    "Initial Term" has the meaning set forth in Section 13.1 hereof.

     o    "Inserts" has the meaning set forth in Section 4.8 hereof.

     o "In-Store Payment" means any payment on an Account made to Dillard's by a Cardholder or a person acting on behalf of a Cardholder.

     o "Intellectual Property" means, on a worldwide basis, other than with respect to Dillard's Licensed Marks or Bank Licensed Marks, any and all: (i) rights associated with works of authorship, including copyrights, moral rights and mask-works; (ii) trade marks and service marks and the goodwill associated therewith; (iii) trade secret rights; (iv) patents, designs, algorithms and other industrial property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

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     o    "Internet Services" has the meaning set forth in Section 3.8(a).

     o "Knowledge" means, with respect to either Dillard's or the Bank, the actual knowledge of the executive officers of the organization who have managerial responsibility for the Program.

     o "LIBOR" means the one month London Inter-Bank Offering Rate that appears on the Bloomberg U.S. Government/Swap/Agency Composite screen as of 11 a.m. (London time) each day, expressed as an annual rate, and if such rate is not available from Bloomberg (or its successor), LIBOR shall be determined from such financial reporting service or other information as shall be mutually acceptable to the parties.

     o "Licensee(s)" means any person(s) to the extent such person is authorized by Dillard's to operate in and sell goods and/or services from Dillard's Channels under the Dillard's Licensed Marks.

     o "Marketing Commitment" and "Market Commitment Quotient" have the respective meanings set forth in Schedule 4.1(a).

     o "Marketing Committee" shall mean the committee established pursuant to Section 4.2 hereof.

     o "Marketing Fund" means an accounting entry on the books of Bank representing the unused portion of the Marketing Commitment.

     o "Marketing Plan" means the document that outlines the objectives, strategies and tactics of new account solicitation, usage and awareness programs for the applicable calendar year.

     o "Monthly Settlement Sheet" has the meaning set forth in Section 7.2 hereof.

     o    "Net Credit Sales" means, for any calendar year, an amount equal to
          (a) gross credit sales on Accounts during such calendar year, minus
          (b) the sum of credits for returned goods and cancelled services and other credits related to the price of Goods and/or Services (such as concessions, discounts and adjustments) on Accounts during such calendar year.

     o "New Mark" has the meaning set forth in Sections 8.1(b) and 8.2(b) hereof.

     o    "Nominated Purchaser" has the meaning set forth in Section 14.2(a).

     o    "Operating Procedures" has the meaning set forth in Section 3.1(a).

     o "Person" means and includes any individual, partnership, joint venture, corporation, company, bank, trust, unincorporated organization, government or any department, agency or instrumentality thereof.

     o    "POS" means point of sale.

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     o    "Premium" has the meaning assigned to such term in the Purchase
          Agreement.

     o "Private Label Credit Card" or "Credit Card" means a card issued by Bank to a Cardholder in connection with the Program (or by a subsidiary of Dillard's in connection with a predecessor program), in each case which bears a Dillard's Licensed Mark and may be used to finance purchases of Goods and/or Services.

     o "Private Label Credit Card Business" means the Business, as that term is defined in the Purchase Agreement.

     o "Program" means the private label credit card program established by Dillard's and Bank and made available to Cardholders and qualified applicants for the purchase of Goods and/or Services through Dillard's Channels, including, without limitation, the extension of credit, billings, collections, customer service, accounting between the parties and all other aspects of the customized credit plan specified herein and in Credit Card Agreements.

     o    "Program Purchase Date" has the meaning set forth in Section
          14.2(c).

     o "Program Assets" means the Accounts, Account Documentation, Cardholder List, Solicitation Materials and all Cardholder Indebtedness (whether held by Bank or a third party).

     o    "Program Net Losses" has the meaning set forth in Schedule 7.3.

     o "Program Privacy Policy" shall mean the privacy policy and associated disclosures to be provided by Bank to Cardholders in connection with the Program, in the form consistent with the terms of this Agreement and Applicable Law, as agreed to by the Marketing Committee.

     o "Program Purchase Date" has the meaning set forth in Section 14.2(c) hereof.

     o    "Program Website" has the meaning set forth in Section 3.8(a).

     o "Program Year" shall mean each full twelve calendar month period following the Effective Date, except that, if the Effective Date falls on a date other than the first day of a calendar month, the first Program Year will include the days of such calendar month after the Effective Date and the next full twelve calendar months.

     o    "Purchase Agreement" has the meaning set forth on page 1 hereof.

     o    "Purchased Accounts" has the meaning set forth on page 1 hereof.

     o "Qualified Dillard's Customer" shall mean customers of Dillard's that Dillard's determines are available to be solicited for Accounts under the Program.

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     o    "Qualified Dillard's Customer List" means the list of Qualified
          Dillard's Customers provided from time to time by Dillard's to Bank for purposes of soliciting such Persons for the Program in accordance with a Marketing Plan.

     o    "Receiving Party" has the meaning set forth in Section 11.1 hereof.

     o    "Renewal Term" has the meaning set forth in Section 13.1 hereof.

     o    "Risk Adjusted Margin" has the meaning set forth in Schedule 7.3.

     o "Risk Management Policies" has the meaning set forth in Section 3.4(a) hereof.

     o    "Significant Failure" has the meaning set forth in Schedule 5.5(b).

     o    "SLA" means each individual performance standard set forth at
          Schedule 5.2.

     o "Solicitation Materials" means documentation, materials, artwork, copy, trademarks (excluding the Dillard's Licensed Marks and the Bank Licensed Marks), copyrights and any protectible items, in any format or media (including television and radio), used to promote or identify the Program to Cardholders and potential Cardholders, including, without limitation, direct mail solicitation materials and coupons.

     o    "Subsequent Failure" has the meaning set forth in Schedule 5.5(b).

     o "Supported Accounts" has the meaning set forth in Section 3.5 hereof.

     o    "Term" means the Initial Term and each Renewal Term.

     o "Termination Period" means the period beginning with the date of any notice of termination pursuant to Article 13 and ending on the Program Purchase Date, if Dillard's or its designee purchases the Program Assets or upon notice that Dillard's will not purchase the Program Assets if it determines not to do so.

     o "Trademark Style Guide" means any rules governing the manner of usage of trademarks, tradenames, service marks, logos and other proprietary designations.

     o "Transaction" means any purchase of Goods and/or Services through a Dillard's Channel using a Private Label Credit Card or Account number.

     o "Unamortized Premium" means (i) the Premium, less 1/120th thereof for each full month that transpires after the Effective Date; plus
          (ii) unamortized premium related to each retail credit card business portfolio acquired by Bank in connection with an acquisition pursuant to Section 2.6 of this Agreement, based upon an amortization schedule agreed upon by Dillard's and Bank.

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     o    "Value Proposition" means Dillard's current POS new account opening day 10% discounts, promotional card event discounts, and any other card-related promotional or rewards programs as may be established by the Marketing Committee from time to time.

1.2  Miscellaneous.

     As used herein,

     (a) all references to the plural number shall include the singular number (and vice versa),

     (b) all references to "herein," "hereunder," "hereinabove" or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement, and

     (c) all references to "include," "includes" or "including" shall be deemed to be followed by the words "without limitation."

                                  ARTICLE 2

                         ESTABLISHMENT OF THE PROGRAM

2.1  Generally.

     Pursuant to the terms and conditions of this Agreement, Dillard's and Bank shall establish and participate in the Program commencing on the Effective Date.

2.2  Credit Program.

     (a) Beginning as of the Effective Date, Bank shall offer Private Label Credit Cards to qualified customers in accordance with this Agreement and the Cardholder Agreement.

     (b) Beginning as of the Effective Date, or such later date as shall be agreed by the Marketing Committee, the terms and conditions for new Accounts shall be those specified in Schedule 2.2 hereto.

2.3  Value Proposition.

     (a) Beginning as of the Effective Date, Bank shall offer to Cardholders the Value Proposition.

     (b)  Bank shall offer "Club Plans" as provided in Schedule 2.3(b).

2.4  Conversion of Purchased Accounts.

     On the Conversion Date, subject to Applicable Law, Bank shall convert all of the Purchased Accounts to the terms and conditions specified in Schedule
2.2 hereto, provided that

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Bank on the Conversion Date shall not decrease or eliminate (but may increase)
any existing credit line assignments. As soon as reasonably practicable after the Effective Date, and in any event prior to the Conversion Date, Bank shall prepare and send a change in terms notice as required by Applicable Law to each Person obligated on a Purchased Account. Descriptions of the terms and conditions of the Account and the Value Proposition, if any, shall be included as part of such notices to the extent required by Applicable Law. All such notices and descriptions shall be reviewed and approved by the Marketing Committee. Bank shall issue new Private Label Credit Cards and shall use its best efforts to maintain existing Account numbers on the Accounts.

2.5  Exclusivity.

     (a) General. Except as otherwise provided in this Section 2.5, during the Term of this Agreement (excluding the Termination Period), Dillard's, on behalf of itself and its Affiliates, agrees not to enter into or be a party to an agreement or arrangement, or act as a partner of a bank or credit card issuer, relating to a program for a private label credit card bearing a Dillard's Licensed Mark or other mark using the Dillard's name in the United States (such a program, a "Competing Program"). In addition, Dillard's, on behalf of itself and its Affiliates, shall not itself or themselves operate or participate in a Competing Program. Bank shall have exclusive rights with respect to the Program.

     (b) Second-Look Credit Card Program. Notwithstanding Section 2.5(a), Dillard's shall have the right at any time during the Term of this Agreement to establish an unadvertised program for issuing credit cards, including private label credit cards using the Dillard's Licensed Marks, to customers whose Credit Card Applications have been declined by Bank, provided that Dillard's shall ensure that if the Dillard's Licensed Marks are used in connection with such program, they are used in a manner which clearly differentiates them from the use of the Dillard's Licensed Marks in the Program. Notwithstanding the foregoing, Dillard's shall have the right to include references to such credit cards in any materials listing approved forms of payment, and to provide applications and brochures for such program to customers whose Credit Card Applications have been declined by Bank.

     (c) Co-Branded Program. If Dillard's determines to offer Co-Branded Credit Cards during the Term, it shall follow the procedures set forth in Schedule 2.5(c).

     (d) Retail Portfolio Acquisition. Notwithstanding Section 2.5(a), Bank's sole rights with respect to credit card portfolios acquired by Dillard's or its Affiliates are set forth in Section 2.6 below.

     (e)  Other Products. For clarity, other than the products set forth in
          Section 2.5(a), this Agreement does not restrict in any way Dillard's rights with respect to other payment products, including debit cards, gift cards or stored value cards.

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2.6  Retail Portfolio Acquisition.

     (a) In the event that Dillard's purchases another retailer, or any stores or other channels thereof, that directly or through a third party has a proprietary or co-branded credit card portfolio, Bank agrees to participate in the purchase of some or all of the credit card business of such retailer in the following manner.

          (i) Retailer that Operates a Credit Card Business. In connection with Dillard's purchase of any portion of the retail operations of a retailer that directly or through an Affiliate provides a proprietary or co-branded credit card, Bank agrees to negotiate in good faith a joint bid with Dillard's to acquire the related credit card business offered for sale by such retailer in connection with Dillard's acquisition of the retailer, or any of its stores or other channels. In the event that the bid is successful, Bank shall be solely responsible for funding the portion of the purchase price allocable to the credit card portfolio, taking into account the entire financial terms of this Agreement, including the same revenue share percentage as provided under Section 7.3(a) hereof. If Dillard's and Bank cannot agree on the portion of the purchase price to be allocated to the credit card portfolio, Bank shall nonetheless consummate such purchase on commercially reasonable terms and conditions, and the parties shall promptly submit the dispute regarding purchase price allocation for resolution pursuant to
               Section 10.2. Pending the outcome of the dispute resolution procedures set forth at Section 10.2, Bank shall fund the portion of the purchase price equal to (A) its last good faith offer, which shall be no less than the book value of any receivables acquired, plus (B) one half (1/2) of the difference between the amounts Dillard's and Bank respectively believe should be allocated to the credit card portfolio purchase price. If Bank fails to acquire such credit card portfolio, Dillard's shall have the right to purchase and operate such retailer's credit card business itself or to engage a third party to do so. If Dillard's, directly or with a third party, acquires the credit card business of another retailer pursuant to this provision and this Agreement otherwise continues in effect, Section 2.5 shall not apply to such acquired credit card business or to the associated acquired retail operations, including any growth thereof. In such event, Bank shall use commercially reasonable efforts to assist Dillard's in the conversion and servicing of the portfolio until such time as Dillard's, itself or through a third party, can provide such servicing, all for servicing fees to be agreed upon by the parties.

          (ii) Retailer that has a Credit Card with another Issuer. In connection with Dillard's purchase of any portion of the retail operations of a retailer that has a proprietary or co-branded credit card through a third-party issuer, Bank agrees that it shall negotiate in good faith for the purchase of the retailer's credit card portfolio from such third party issuer associated with the retail assets being acquired. In the event that Bank is unsuccessful in its bid for the credit card portfolio, Dillard's may offer the credit card program of such third party issuer until the expiration or other termination of the agreement governing such program, and Bank shall negotiate in good faith for the purchase of the credit card portfolio at that time. In the event that Bank is unable to acquire the credit card portfolio associated with the retail assets acquired by Dillard's, Dillard's shall have the right to purchase and operate such retailer's credit card business itself or to engage a third party to do so. If Dillard's, directly or with a third party, acquires the credit card business of another retailer pursuant to this provision,
               Section 2.5 shall not apply to such acquired credit card business or to the associated acquired retail operations, including any growth thereof.

          (iii) Retailer that has a Proprietary or Co-Branded Credit Card with Bank. In connection with Dillard's purchase of a retailer that has a proprietary or co-branded credit card portfolio operated by Bank, Bank agrees to integrate such credit card portfolio with the Program as provided in Section 2.6(b) below.

          (iv) Co-Branded Credit Card. Neither Bank nor Dillard's shall have any obligation under this Section 2.6(a)(i) or (ii) with respect to any co-branded credit card, except as provided at
               Section 2.5(c), if Bank is not already providing a Co-Branded Credit Card program for Dillard's at the time of the proposed acquisition.

     (b) Conversion of Purchased Accounts. If Bank acquires any credit card portfolio pursuant to Section 2.6(a)(i) or (ii), or operates a credit card portfolio as set forth in Section 2.6(a)(iii), Bank shall integrate such credit card portfolio with the Program as follows.

          (i) Private label credit card accounts shall be converted to Accounts established under the Program, which converted Accounts shall be subject to the same terms and conditions and to this Agreement, and participate in the Program, as if they were originated under this Agreement.

          (ii) If Dillard's has a Co-Branded Credit Card program with Bank at the time of such purchase, purchased co-branded credit card accounts shall be converted to Co-Branded Credit Card accounts, which converted accounts shall be subject to the same terms and conditions and participate in such program as if they were originated under the Co-Branded Credit Card program agreement.

          (iii) If Dillard's does not have a Co-Branded Credit Card program with Bank at the time of such purchase, purchased co-branded credit card accounts shall continue under the same terms and conditions being offered to the purchased retailer's customers, or such other terms and conditions upon which Dillard's and Bank shall mutually agree.

          (iv) Bank shall cover all costs related to conversions pursuant to this Section 2.6(b), including replacement of credit cards, notices to Cardholders and complying with other requirements of Applicable Law.

2.7  Retail Portfolio Disposition.

     (a) In the event that Dillard's arranges for the disposition of any of its retail stores in the United States during the Term of this Agreement, Dillard's shall have the right to dispose of the portion of the Program Assets related to such disposition (provided each Account may be tracked to the market serviced by such retail stores) and Bank shall provide all cooperation necessary to consummate such disposition to the same extent as if such disposition were a transfer of Program Assets upon the expiration of this Agreement as provided in Article 14. If Bank does not believe that the price negotiated with the purchaser of the Program Assets represents the fair market value of such portion of the Program Assets, and Dillard's and Bank are unable to reach agreement, Dillard's and Bank each shall nominate an investment banker who together shall select a third investment banker to determine the fair market value of such portion of the Program Assets, pursuant to the procedure set forth in Section 14.3 hereof. Notwithstanding any such dispute, Bank shall consummate such sale on the terms negotiated with the purchaser of the Program Assets pending the resolution of such dispute.

     (b) In the event that Dillard's sells retail stores and associated Accounts pursuant to Section 2.7(a), Dillard's shall pay Bank the amount, if any, calculated under Schedule 2.7(b).


                                  ARTICLE 3

                         ADMINISTRATION OF THE PROGRAM

3.1  Operation of the Program.

     (a) Except as modified by agreement of the parties or the Marketing Committee from time to time, the Operating Procedures shall be the Dillard's Operating Procedures. The parties shall cooperate to review and update Operating Procedures as appropriate prior to the Effective Date, but in any event such Operating Procedures shall be at least as favorable, in the aggregate, as operating procedures applicable to Bank's other Comparable Private Label Credit Card Programs.

     (b) Bank shall provide, either directly or indirectly, the services, materials and personnel necessary to operate the Program in accordance herewith and in accordance with the Operating Procedures and any Marketing Plan agreed to by the parties from time to time.

     (c) Dillard's shall participate in the Program in accordance herewith and in accordance with the Operating Procedures and any Marketing Plan agreed to by the parties from time to time.

     (d) In the event of any conflict between the Operating Procedures and this Agreement, this Agreement shall control.

3.2  Ownership of Accounts.

     (a) Except to the extent of Dillard's ownership of the Dillard's Licensed Marks and its option to purchase the Program Assets under
          Section 14.2, Bank shall be the sole and exclusive owner of all Accounts and Account Documentation and shall have all rights, powers, and privileges with respect thereto as such owner, including, without limitation, the right, power and privilege to review periodically the creditworthiness of Cardholders to determine the range of credit limits or finance charge rates to be made available to individual Cardholders and whether to suspend or terminate the credit privileges of any Cardholder, provided however, that the Bank shall only decrease credit limits or suspend or terminate credit privileges to the extent set forth in Schedule 3.2(a). All purchases of Goods and/or Services in connection with the Accounts and the Cardholder Indebtedness shall create the relationship of debtor and creditor between the Cardholder and Bank, respectively. Dillard's acknowledges and agrees that (i) it has no right, title or interest (except for its right, title and interest in the Dillard's Licensed Marks and its option to purchase the Program Assets under Section 14.2) in or to, any of the Accounts or Account Documentation or any proceeds of the foregoing, and (ii) Bank extends credit directly to Cardholders.

     (b) Except as expressly provided herein, Bank shall be entitled to (i) receive all payments made by Cardholders on Accounts, (ii) retain for its account all Cardholder Indebtedness and such other fees and income authorized by the Credit Card Agreements and collected by Bank with respect to the Accounts and Cardholder Indebtedness, and
          (iii) retain for its account all income from selling credit card Enhancement Products.

     (c)  Bank shall fund all Cardholder Indebtedness on the Accounts.

     (d) Bank shall have the exclusive right to effect collection of Cardholder Indebtedness, except as provided in Section 6.5, and shall notify Cardholders to make payment directly to it in accordance with its instructions; provided, however, that Bank at its option may make all collections for its account using a Program name which includes the name of Dillard's and, if Bank so elects, the name of Bank, and may direct all checks to be made payable to "Dillard's" or, with Dillard's approval, another name combined with the name Dillard's. Dillard's grants to Bank a limited power of attorney (coupled with an interest) to sign and endorse Dillard's name upon any form of payment that may have been issued in Dillard's name in respect of any Account.

     (e) Notwithstanding the foregoing, Dillard's shall accept payments made with respect to an Account in a Dillard's store as provided in
          Section 6.3.

3.3 Branding of Accounts/Credit Cards/Credit Card Documentation/Solicitation Materials.

     (a) Subject to finalization of any Marketing Plan and approval of the Marketing Committee, Bank shall be responsible for, and bear the cost of, design, development and delivery (other than delivery at Dillard's Channels) of the Credit Card Documentation, Solicitation Materials and Private Label Credit Cards.

     (b) Dillard's Licensed Marks shall appear prominently on the face of the Private Label Credit Cards. The Private Label Credit Cards shall not bear Bank's Licensed Marks; provided, however, the Bank's name will appear on the back of the Card in order to identify Bank as the credit provider under the Program, together with any other disclosures required by Applicable Law.

3.4  Risk Management/Credit Standards.

     (a) Bank shall be solely responsible for developing and implementing risk management policies, procedures and practices for the Program in accordance with this Agreement, including policies, procedures and practices for credit and Account openings, transaction authorization, collections, credit line management, over-limit decisions, Account closures, payment crediting and charge-offs (collectively, "Risk Management Policies"). Bank shall set Risk Management Policies that, in the aggregate, target the Approval Rate Thresholds for new Accounts opened at in-store point of sale and for new Accounts opened on the basis of mail-in applications. In the event such Approval Rate Thresholds are not achieved, Bank shall take the actions specified in Schedule 3.4(a)-2.

     (b) Bank shall communicate to Dillard's its Risk Management Policies and on a monthly basis shall provide either updates of material changes or a statement that no material change has occurred.

     (c) Bank shall perform all necessary security functions to minimize fraud in the Program due to lost, stolen or counterfeit cards and fraudulent applications. Dillard's agrees and acknowledges that it shall cooperate with Bank in such functions. All fraud losses other than fraud of Dillard's, its Licensees, employees or agents, shall be at the Bank's expense.

3.5  Exception Accounts.

     (a) Notwithstanding the foregoing, Bank shall, upon request by Dillard's, offer a Private Label Credit Card and Account to any customer that does not satisfy Bank's credit standards ("Supported Accounts"), provided that Bank shall have no obligation to issue such a Private Label Credit Card and Account if, at the time Dillard's makes such a request to Bank, the aggregate Cardholder Indebtedness associated with Supported Accounts exceeds one percent (1%) of the aggregate Cardholder Indebtedness for all Accounts. By March 1 of each calendar year,

          Bank shall provide to Dillard's a report setting forth (i) the total net amount of write-offs with respect to all Supported Accounts in the preceding calendar year, (ii) the total net amount of charges incurred by Supported Accounts during the same period, (iii) the total net amount of write-offs with respect to all other Accounts in the preceding calendar year, and (iv) the total net amount of charges incurred by all other Accounts during the same period. If the ratio of (i)/(ii) is greater than the ratio of (iii)/(iv), Bank shall include in its next Monthly Settlement Sheet and Dillard's shall pay an amount equal to (i) minus the product of (ii) multiplied by the ratio of (iii)/(iv).

     (b) Notwithstanding the foregoing, Bank or an Affiliate of Bank shall, upon request by Dillard's, offer a product similar to a Private Label Credit Card and Account to any Dillard's employee that does not satisfy Bank's credit standards, provided that the terms of such product shall require that such employee must prepay the amount that can be drawn through the use of a card.

3.6  Changes to Terms and Conditions of Accounts.

     (a) Changes to terms and conditions of Accounts shall only be made in the manner specified in Schedule 3.6.

     (b) Bank shall notify Dillard's in writing at least thirty (30) days prior to a notification to Cardholders of any change to features, terms or conditions required by Applicable Law, unless Bank is required by Applicable Law to implement such change in less than thirty (30) days, in which case Bank shall provide Dillard's with notice as soon as practicable.

3.7  Value Proposition.

     Bank shall be responsible for tracking and servicing all rewards under the Value Proposition associated with the Program, such as printing coupons on monthly Billing Statements subject to any Marketing Plan. The terms and conditions of the Value Proposition may be modified by approval of the Marketing Committee subject to the requirements of Applicable Law.

3.8  Internet Services.

     (a) Cardholder Website. Bank shall develop and maintain a Dillard's-branded website for Cardholders and potential Cardholders, with the look and feel consistent with the Dillard's website ("Program Website"). The Program Website shall be accessed solely by means of links from the Dillard's website and shall contain or otherwise be associated with only such material and links as shall be agreed by the Marketing Committee from time to time. Dillard's will provide such links on (i) its home page, (ii) its check-out pages, and (iii) such other pages as the Marketing Committee shall determine from time to time. The Program Website shall also include links back to the Dillard's website, on the Program Website home page and such other pages as the Marketing Committee shall determine from time to time. The Program Website shall include the following functions, and such other functions as may be approved by the Marketing Committee from time to time (the Program Website and such functionality, collectively, the "Internet Services").

          (i) Applications. The Program Website shall permit potential Cardholders to access a Credit Card Application, and to complete and submit the Credit Card Application online.

          (ii) Cardholder Customer Service. The Program Website shall permit Cardholders to (A) view the Cardholder's Account information and Billing Statements; (B) view electronic copies of sales slips of the Cardholder's Dillard's transactions, including the Cardholder's signature; and (C) make payments on the Cardholder's Account via automated clearing house transfer or other payment mechanism approved by the Marketing Committee.

     (b) Performance Standards. Bank shall provide the Internet Services free from programming errors and defects in workmanship and materials that materially impact functionality, accuracy or security of the Internet Services or the ability of Cardholders to use the Internet Services and in accordance with industry standards. Bank shall conform the Program Website, in the aggregate, to the performance capabilities, characteristics, specifications, functions and other standards generally applicable to Comparable Private Label Credit Card Program websites and required under this Agreement.

     (c) Customer Privacy. Bank shall ensure that the Program Privacy Policy is clearly and prominently posted on the pages of the Program Website.

     (d) Server Condition. Bank shall use commercially reasonable efforts to cause the server it will use to host the Program Website to (i) be in good operating condition and current with evolving technologies,
          (ii) contain sufficient operating capability to allow unlimited access to the Program Website, twenty-four (24) hours a day, seven days a week, and (iii) operate and allow access without interruption.

     (e) Internet Services Representations and Warranties. Bank represents and warrants as of the Effective Date and during the Term of this Agreement that:

          (i)  the Program Website is solely under Bank's control; and

          (ii) Bank has the license, right or privilege to use the hardware, software and content acquired from third parties for use in the Internet Services, and that it is the owner of all other hardware, software and content used in the Internet Services and that neither the Internet Services as a whole, nor any part thereof, infringes upon or violates any patent, copyright, trade secret, trademark, invention, proprietary information, nondisclosure or other rights of any third party.

3.9  Sales Taxes.

     Dillard's will pay when due any sales taxes relating to the sale of Goods and/or Services. Bank shall notify Dillard's of any amounts written-off on Accounts by Bank, identified by Account, and shall sign such forms and provide any such other information as requested by Dillard's to enable Dillard's to recover any sales tax charged to any Account that has been written-off by Bank. Bank will pay Dillard's reasonable out-of-pocket costs incurred in connection with Dillard's obtaining such sales tax recovery and Dillard's shall use commercially reasonable efforts to recover such amount. Dillard's shall pay to Bank an amount equal to recovered sales taxes, and such amount shall be treated as a recovery on such written-off Accounts. In the event Dillard's is audited or assessed by a state, and as a result any amount of sales tax previously recovered is repaid to the state, Bank shall repay such amount to Dillard's, and such amount shall be treated as a deduction from recoveries in the next settlement payment for the Program. Bank also shall fully cooperate in any such audit or assessment.

                                  ARTICLE 4

                           MARKETING OF THE PROGRAM

4.1  Marketing Commitment.

     (a) Bank hereby agrees to credit into a Marketing Fund maintained by the Bank, by the tenth (10th) day of each calendar month, an amount equal to the Marketing Commitment Quotient to be determined pursuant to Schedule 4.1(a), for purposes of funding marketing activities for the Program, as further provided herein.

     (b) The Marketing Commitment shall cover Dillard's costs related to marketing the Program through such promotions as may be established by the Marketing Committee from time to time, including the items specified in Schedule 4.1(b).

     (c) Dillard's shall provide to Bank at the beginning of each month an accounting of its use, if any, of the Marketing Commitment in the prior month, and Bank shall reimburse Dillard's from the Marketing Fund for such amounts as provided in Section 7.3. To the extent that Dillard's expenditures of the Marketing Commitment in any calendar month exceed the amount in the Marketing Fund, Dillard's shall be entitled to reimbursement from the Marketing Fund at such time as additional funds become available. Any amount in the Marketing Fund for a given month that is not spent in that month shall remain available for use during the Term of this Agreement.

     (d) Bank shall be entitled to submit a monthly statement for the prior month's marketing costs it incurs pursuant to this Agreement or as determined by the Marketing Committee, and may seek reimbursement for such prior month's marketing costs, including costs related to funding the Value Proposition. To the extent that Bank's expenditures of the Marketing Commitment in any calendar month exceed the amount in the Marketing Fund, Bank shall be entitled to reimbursement from the Marketing Fund at such time as additional funds become available. In the event that both Dillard's and Bank are seeking reimbursement from the Marketing Fund during the same month, Dillard's and Bank shall have equal prioritization and share on a pro rata basis.

     (e) For avoidance of doubt, the Marketing Commitment shall not be used to fund the following activities, which shall be funded by Bank as stated below.

          (i) Club Plans. Bank shall offer Club Plans as provided in Schedule 2.3(b).

          (ii) Direct Mail Solicitations. From time to time pursuant to the Marketing Plan then in effect, Bank shall perform direct mail solicitations at its own cost based on the Qualified Dillard's Customer List provided by Dillard's to Bank. Bank shall determine which Qualified Dillard's Customers are solicited for Accounts on the basis of the Risk Management Policies then in effect. Notwithstanding the foregoing, Bank shall have no obligation to solicit any Qualified Dillard's Customer who has provided to Bank or any other Person any notice that such Qualified Dillard's Customer does not wish to receive solicitations.

          (iii) Other Marketing Initiatives. Any other marketing initiatives as established by the Marketing Committee pursuant to a Marketing Plan that allocates such costs to Bank.

4.2  Establishment of a Marketing Committee.

     Dillard's and Bank shall establish the Marketing Committee consisting of 6 members, 3 to be nominated by Dillard's and 3 to be nominated by Bank. The names of the initial appointees are set out in Schedule 4.2 hereto. At least one of Dillard's representatives and at least one of Bank's representatives on the Marketing Committee shall be senior representatives of their respective organizations and shall have overall responsibilities for the Program for their respective organizations. Each party may substitute committee members upon five (5) Business Days' notice to the other party.

4.3  Functions of the Marketing Committee.

     The Marketing Committee shall:

     (a) Develop the initial Marketing Plan and thereafter approve subsequent Marketing Plans.

     (b) Coordinate and review the marketing activities and marketing performance for the Program through oversight of the implementation of Marketing Plans.

     (c) Approve Credit Card Documentation, Solicitation Materials and the Credit Card design, subject to changes Bank determines need to be made to comply with Applicable Law.

     (d) Direct ongoing new product and Value Proposition development and monitor performance of marketing initiatives.

     (e) Direct ongoing research and in-market testing in order to maximize relevance, appeal and productivity of Account acquisition and usage development programs.

     (f) Establish and approve additional marketing initiatives and terms for employees of Dillard's and its Affiliates.

     (g)  Approve additional Enhancement Products.

     (h)  Oversee the operational aspects of the Program.

     (i) Review risk management, customer service, and reporting aspects of the Program.

     (j) Approve amendments to customer service and reporting standards established under this Agreement, to the extent that authority to change such aspects of the Program does not reside with a single party to this Agreement, subject to changes Bank determines need to be made to comply with Applicable Law.

     (k)  Develop customer service monitoring programs and standards.

     (l) Carry out such other tasks as are assigned to it by this Agreement or jointly by the parties.

4.4  Marketing Committee Meetings.

     The Marketing Committee will meet from time to time as its members consider necessary, but in no event less than once per calendar quarter. The first meeting must be held within fifteen (15) days of the Effective Date for the purpose of developing an initial Marketing Plan. It will then determine when it will meet after that date to conduct other business required by this Agreement. Meetings may be held in person or wholly or partly by way of telephone or video conference.

4.5  Proceedings in Marketing Committee Meetings.

     All decisions of the Marketing Committee must be unanimous decisions. A quorum of the Marketing Committee will be made up of at least one representative of Dillard's and one representative of Bank.

4.6  Procedural Matters.

     The Marketing Committee must determine the frequency, place and agenda for its meetings, the manner in which meetings will be called and all procedural matters. With the exception of the matters specified in Section 4.5, any procedural or other matter specified in this Article concerning the Marketing Committee is subject to amendment in writing by the Marketing Committee.

4.7  Marketing Plans.

     (a) Within 30 days after the Effective Date, the Marketing Committee shall approve a Marketing Plan for the balance of calendar year 2004 and for calendar year 2005. On or before sixty (60) days prior to the end of calendar year 2005 and the end of each calendar year thereafter, the Marketing Committee shall approve a Marketing Plan for the next calendar year.

     (b) At least once per calendar year, the Marketing Committee shall consider features, terms, conditions and other aspects of other private label credit card programs in order to identify marketplace developments for possible inclusion in the Program to ensure that the Program remains competitive with other private label credit card programs. If the Marketing Committee determines that a change to the Program may be required, Bank shall develop a plan with respect to implementation of such change, including the impact the proposed change would have, if any, on the revenue share, and shall present such plan to the Marketing Committee for its review and decision. The Marketing Committee shall decide whether to test or launch any such Program changes for Cardholders or potential Cardholders.

     (c) Each Marketing Plan shall outline all programs, to the extent established and mutually agreed upon by Dillard's and Bank, and shall include at least the following information for each program:

          (i)  description of offer(s);

          (ii) description of target audience;

          (iii) planned budget, specifying Bank's share and Dillard's share, if any; and

          (iv) target implementation date (e.g., mailing dates, calling dates, delivery dates).

     (d) Each Marketing Plan shall address development of Solicitation Materials and Credit Card Documentation; new account acquisition strategies, including direct mailing and "take-one" acquisitions; preparation of unique collateral materials for Dillard's employees; activation, retention and usage; statement design and messaging; advertising of the Program; and such other marketing matters as the parties shall agree to.

     (e) Each Marketing Plan shall specify which party is responsible for each Marketing Plan item and shall contain a budget specifying the parties' financial responsibilities during the applicable calendar year.

     (f) Any Marketing Plan may be modified or supplemented by the parties from time to time upon mutual agreement, provided such modifications or supplements, as the case may be, are approved by the Marketing Committee.

     (g) All marketing initiatives developed under this Agreement shall contain unique marketing source codes to facilitate post-marketing research and analysis.

4.8  Communications with Cardholders.

     (a) Dillard's Inserts. Dillard's shall have the exclusive right to communicate with Cardholders, except for any message required by Applicable Law or communications approved by the Marketing Committee, through use of inserts, fillers and bangtails (collectively, "Inserts"), including Inserts selectively targeted for particular classes of Cardholders, in any and all Billing Statements, subject to such production requirements as contained in the Operating Procedures and Applicable Law. Dillard's shall be responsible for the content of, and the cost of preparing and printing, any Inserts not required by Applicable Law or approved by the Marketing Committee. All Inserts shall conform to Bank's customary production standards and requirements, including size and weight requirements. If the insertion of Inserts in particular Billing Statements would increase the postage costs for such Billing Statement, Dillard's agrees to either pay for the incremental postage cost or prioritize the use of Inserts to avoid postage cost over-runs. Notwithstanding the foregoing, (i) any message required by Applicable Law, and (ii) collection messages letters for Cardholders who are 60 days or more delinquent shall take precedence over any Dillard's Inserts.

     (b) Billing Statement Messages. Dillard's shall have the exclusive right to use Billing Statement messages and Billing Statement envelope messages in each Billing Cycle to communicate with Cardholders, except for any message required by Applicable Law or communications approved by the Marketing Committee, subject to such production requirements as contained in the Operating Procedures and Applicable Law. Dillard's shall be responsible for the content of any such messages not required by Applicable Law or approved by the Marketing Committee. Notwithstanding the foregoing, (i) any message required by Applicable Law, and (ii) collection and/or customer service messages letters, shall take precedence over any Dillard's messages.

     (c) Bank Promotions. Bank may promote the Program to Qualified Dillard's Customers using such Dillard's customer mailings as the Marketing Committee agrees to in advance, subject to such production requirements as contained in the Operating Procedures and Applicable Law. Bank shall be responsible for the content of, and the cost of preparing and printing, any such promotions. If the insertion of such promotions in Dillard's customer mailings would increase the postage costs for such mailings, Bank agrees to either pay for the incremental postage cost or prioritize the use of promotions to avoid postage cost over-runs.

4.9  Customer Information.

     (a) All sharing, use and disclosure of information regarding Cardholders, Qualified Dillard's Customers and Dillard's Shoppers shall be subject to the provisions of Sections 4.9, 4.10, 4.11 and
          4.12. The parties acknowledge that the same or similar information may be contained in Cardholder Data, the Qualified Dillard's Customer List and Dillard's Shopper Data, and that each such pool of data will therefore be considered separate information subject to the specific provisions applicable to that data hereunder. By way of example and not limitation: (i) if a Qualified Dillard's Customer receives a Private Label Credit Card, the Bank may use and disclose the Cardholder Data for all purposes permitted with respect to Cardholder Data hereunder, notwithstanding that the Cardholder originated as a Qualified Dillard's Customer; and (ii) if a Cardholder makes a purchase of Goods and/or Services with a Private Label Credit Card, Dillard's may use and disclose the Dillard's Shopper Data relating to that purchase for all purposes permitted with respect to Dillard's Shopper Data hereunder, notwithstanding that such information may also constitute Cardholder Data.

     (b) Dillard's and Bank will each establish and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the Cardholder Data, the Qualified Dillard's Customer List and Dillard's Shopper Data. These safeguards will be designed to protect the security, confidentiality and integrity of the Cardholder Data, the Qualified Dillard's Customer List and Dillard's Shopper Data, ensure against any anticipated threats or hazards to its security and integrity, and protect against unauthorized access to or use of such information or associated records which could result in substantial harm or inconvenience to any Cardholder or applicant. Dillard's and Bank will each ensure that any third party to whom it transfers or discloses Cardholder Data, the Qualified Dillard's Customer List or Dillard's Shopper Data signs a written contract with the transferor in which such third party agrees to substantively the same privacy and security provisions as those in this Agreement. Information transferred by one party on behalf or at the direction of the other will be considered information transferred by the party requesting or directing the transfer. Each party shall use the same degree of care in protecting Cardholder Data, the Qualified Dillard's Customer List and Dillard's Shopper Data against unauthorized disclosure as it accords to its own confidential customer information, but in no event less than a reasonable standard of care.

4.10 Qualified Dillard's Customer List.

     (a) Subject to compliance with Applicable Law, Dillard's privacy policy, the Marketing Plan and such criteria (including format) as may be mutually agreed from time to time, Dillard's shall make available to Bank, free of any charge, the Qualified Dillard's Customer List in electronic form. As between Dillard's and Bank, the Qualified Dillard's Customer List will be owned exclusively by Dillard's. Bank acknowledges and agrees that it has no proprietary interest in the Qualified Dillard's Customer List.

     (b) Bank shall not use, or permit to be used, directly or indirectly, the Qualified Dillard's Customer List, except as provided in this
          Section 4.10. Bank may use the Qualified Dillard's Customer List in compliance with Applicable Law solely for purposes of soliciting customers listed in the Qualified Dillard's Customer

          List for Private Label Credit Cards, as required by Applicable Law or as otherwise agreed by the Marketing Committee in writing.

     (c) Bank shall not disclose, or permit to be disclosed, the Qualified Dillard's Customer List, except as provided in this Section 4.10. Bank may disclose the Qualified Dillard's Customer List in compliance with Applicable Law solely:

          (i) to its subcontractors in connection with a permitted use of such Qualified Dillard's Customer List under this Section 4.10, provided that each such subcontractor agrees to be bound by this Section 4.10, or a comparable contractual commitment with the same effect;

          (ii) to its Affiliates and its Affiliates' employees, agents, attorneys and accountants with a need to know such Qualified Dillard's Customer List in connection with a permitted use of such Qualified Dillard's Customer List under this Section; provided that (A) any such Person is bound by terms substantially similar to this Section as a condition of employment, of access to Qualified Dillard's Customer List or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance of each such Person with the terms of this Section; or

          (iii) to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide such Qualified Dillard's Customer List by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed Qualified Dillard's Customer List to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least ten (10) Business Days' prior notice of such proposed disclosure to Dillard's if reasonably possible under the circumstances, and (2) seeks to redact Qualified Dillard's Customer List to the fullest extent possible under Applicable Law governing such disclosure.

     (d) Upon the termination of this Agreement, Bank's rights to use and disclose the Qualified Dillard's Customer List shall terminate. Promptly following such termination, Bank shall return or destroy all Qualified Dillard's Customer Lists and shall certify such return or destruction to Dillard's upon request.

4.11 Cardholder Data.

     (a) As between Bank and Dillard's, Cardholder Data shall be the property of and exclusively owned by Bank. Dillard's acknowledges and agrees that it has no proprietary interest in the Cardholder Data.

     (b) Bank's privacy policy applicable to the Cardholder Data is the Program Privacy Policy. Any modifications to the Program Privacy Policy shall be approved by the Marketing Committee, provided that the Program Privacy Policy shall comply with Applicable Law at all times.

     (c) Bank shall not use, or permit to be used, Cardholder Data, except as provided in this Section 4.11. Bank may use the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely
          (i) for purposes of soliciting customers listed in the Cardholder Data for Private Label Credit Cards, Enhancement Products listed in
          Schedule 4.11, and any other products and services approved by the Marketing Committee, (ii) as otherwise necessary to carry out its obligations or exercise its rights hereunder, or (iii) as required by Applicable Law. Bank has no rights to use the Cardholder Data for marketing purposes except as expressly provided herein.

     (d) Bank shall not disclose, or permit to be disclosed, the Cardholder Data, except as provided in this Section 4.11. Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the Cardholder Data. Bank may disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely:

          (i) to its subcontractors in connection with a permitted use of such Cardholder Data under this Section 4.11, provided that each such subcontractor agrees to be bound by this Section 4.11, or a comparable contractual commitment with the same effect;

          (ii) to its Affiliates and its Affiliates' employees, agents, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section; provided that (A) any such Person is bound by terms substantially similar to this Section as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance of each such Person with the terms of this Section; or

          (iii) to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least 10 Business Days' prior notice of such proposed disclosure to Dillard's if reasonably possible under the circumstances and (2) seeks to redact Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure.

     (e) Subject to Applicable Law and the Program Privacy Policy, Bank shall report to Dillard's on a weekly basis, in a format agreed to by the parties in advance,

          (i) for any customer who has applied for a Credit Card, had the opportunity to make an opt out choice, was not approved for a Credit Card and did not opt out, regardless of the marketing channel of such application, the customer's name, address, email address, telephone number, social security number and all other commercially reasonable information supplied on the application or prescreened response submitted by the customer.

          (ii) for any Cardholder, (1) the Cardholder's name, address, email address, telephone number, social security number and Account number; (2) any reported change to any of the foregoing information; (3) Cardholder transaction and experience data; and (4) any such other Cardholder Data as Dillard's may reasonably request.

          (iii) the Cardholder's name and account number for any Account that is 60 days or more delinquent.

          (iv) the Cardholder's name and account number for any Account that has been closed.

     (f) Bank shall cooperate with Dillard's to provide Dillard's the maximum ability permissible under Applicable Law to use and disclose Cardholder Data, including, as necessary or appropriate, through use of consents, opt-in provisions or opt-out provisions, to the extent requested by Dillard's.

     (g) Dillard's shall not use, or permit to be used, Cardholder Data, except as provided in this Section 4.11. Dillard's may use the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely (i) for purposes of promoting the Program or promoting products and services available for purchase on an Account at or through any Dillard's Channel, (ii) as otherwise necessary to carry out its obligations under this Agreement, and (iii) as required by Applicable Law.

     (h) Dillard's shall not disclose, or permit to be disclosed, the Cardholder Data, except as provided in this Section 4.11. Dillard's may disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely:

          (i) to its subcontractors in connection with a permitted use of such Cardholder Data under this Section 4.11, provided that each such subcontractor agrees to be bound by this Section 4.11, or a comparable contractual commitment with the same effect;

          (ii) to its Affiliates and its Affiliates' employees, agents, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section; provided that (A) any such Person is bound by terms substantially similar to this Section as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) Dillard's shall be responsible for the compliance of each such Person with the terms of this Section; or

          (iii) to any Governmental Authority with authority over Dillard's
               (A) in connection with an examination of Dillard's; or (B) pursuant to a specific requirement to provide for such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that Dillard's seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Dillard's (1) provides at least 10 Business Days' prior notice of such proposed disclosure to Bank if reasonably possible under the circumstances and (2) seeks to redact Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure.

     (i) With respect to use and disclosure of Cardholder Data following the termination of this Agreement:

          (i)  The rights and obligations of the parties under this Section
               4.11 shall continue through any Termination Period.

          (ii) If Dillard's exercises its rights under Section 14.2, Bank shall transfer its right, title and interest in the Cardholder Data to Dillard's or its Nominated Purchaser as part of such transaction, and Bank's right to use and disclose the Cardholder Data shall terminate upon the termination of the Termination Period.

          (iii) If Dillard's provides notice that it will not exercise its rights under Section 14.2, upon termination of the Termination Period, Dillard's right to use and disclose the Cardholder Data shall terminate upon the termination of the Termination Period.

4.12 Dillard's Shopper Data.

     (a) Bank acknowledges that Dillard's gathers information about purchasers of Goods and/or Services and that Dillard's has rights to use and disclose such information independent of whether such information also constitutes Cardholder Data. Bank shall cooperate in Dillard's maintenance of such Dillard's Shopper Data, including by incorporating in the Credit Card Application and Cardholder Agreement mutually agreed provisions pursuant to which applicants and Cardholders will agree that they are providing their identifying information (including name, address, telephone number, email address and social security number) and all updates thereto to both Bank and Dillard's. To the extent Bank is the direct recipient of such data, Bank shall provide such data to Dillard's in such format and at such times as shall be agreed by the Marketing Committee. As between Dillard's and Bank, all Dillard's Shopper Data will be owned exclusively by Dillard's. Bank acknowledges and agrees that it has no proprietary interest in the Dillard's Shopper Data.

     (b) Bank shall not use, or permit to be used, directly or indirectly, the Dillard's Shopper Data except to transfer such data to Dillard's to the extent it is received by Bank.

     (c) Bank shall not disclose, or permit to be disclosed, the Dillard's Shopper Data, except as provided in this Section 4.12. Bank may disclose the Dillard's Shopper Data in compliance with Applicable Law solely:

          (i) to its subcontractors in connection with a permitted use of such Dillard's Shopper Data under this Section 4.12, provided that each such subcontractor agrees to be bound by this Section 4.12, or a comparable contractual commitment with the same effect;

          (ii) to its Affiliates and its Affiliates' employees, agents, attorneys and accountants with a need to know such Dillard's Shopper Data in connection with a permitted use of such Dillard's Shopper Data under this Section; provided that (A) any such Person is bound by terms substantially similar to this Section as a condition of employment, of access to Dillard's Shopper Data or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance of each such Person with the terms of this Section; or

          (iii) to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide such Dillard's Shopper Data by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed Dillard's Shopper Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least ten
               (10) Business Days' prior notice of such proposed disclosure to Dillard's if reasonably possible under the circumstances, and
               (2) seeks to redact Dillard's Shopper Data to the fullest extent possible under Applicable Law governing such disclosure.

     (d) Upon the termination of this Agreement, Bank's rights to use and disclose the Dillard's Shopper Data shall terminate. Promptly following such termination, Bank shall return or destroy all Dillard's Shopper Data and shall certify such return or destruction to Dillard's upon request.

4.13 Liability for Materials Developed and Used in Connection with the
     Program.

     Bank shall be responsible for ensuring that all Solicitation Materials, Account Documentation and Credit Card designs comply with Applicable Law and the Operating Procedures, provided that Bank has produced or approved such materials, documents or designs.

Notwithstanding the foregoing, each party shall be solely responsible for ensuring that its respective Inserts and statement messages comply with Applicable Law.

4.14 Access to Bank Mailing Lists.

     Upon Dillard's reasonable request and subject to Applicable Law and any contractual constraints, Bank shall (a) conduct marketing research, mailing and other related marketing efforts on behalf of Dillard's, which may include marketing materials related to Dillard's, the Goods and/or Services, or the Private Label Credit Cards, at Dillard's option, based upon the customer data bases and customer data base analysis tools maintained by Bank and its Affiliates, including nonpersonally identifiable transaction and experience data across Bank's credit card portfolios, and (b) provide use of its data bases, analytic tools and support services at no charge to Dillard's. Dillard's shall be responsible for all out-of-pocket expenses, including the costs of all marketing materials and mailing services at cost.

4.15 Bank Internal Marketing Commitment.

     Each Program Year during the Term, Bank shall spend the amount specified in Schedule 4.15 on the resources specified therein.

                                  ARTICLE 5

                              OPERATING STANDARDS

5.1  Reports.

     Within thirty (30) days after the end of each calendar month to begin after the Effective Date, Bank shall provide to the Marketing Committee the reports specified in Schedule 5.1A, and to Dillard's the reports specified in
Schedule 5.1B, and such other reports as are mutually agreed to by the parties from time to time.

5.2  Servicing.

     Bank shall service all Accounts under the Program in accordance with the terms and conditions of this Agreement, including the service level standards set forth in Schedule 5.2, as they may be amended from time to time by the Marketing Committee. Without limiting the generality of the foregoing, Bank shall be solely responsible for Credit Card Application processing, customer service, statementing, payment processing, transaction authorization and processing, Value Proposition administration, collections and risk management. To the extent not otherwise provided in this Agreement or the Operating Procedures, including the Service Level Standards at Schedule 5.2, Bank shall service the Accounts under the Program in the manner in which Bank, in the aggregate, services its other Comparable Private Label Credit Card Programs.

5.3  Customer Service.

     (a) Bank shall be solely responsible for customer service for the Program in accordance with this Agreement, including the service level standards set forth in Schedule 5.2 as attached hereto, including, but not limited to, with respect to processing Cardholder telephone and mail inquiries and disputes.

     (b) As of the Effective Date, Bank shall establish a separate toll-free customer service telephone number for the Program at Bank's expense, which toll-free number shall be provided by and remain the property of Dillard's. Any publication of the toll-free number shall be approved by the Marketing Committee.

     (c) Customer service shall be provided by a dedicated group with overflow calls going to the Bank's regular customer service unit. If the overflow calls for any two (2) consecutive months exceed ten percent (10%) of total calls for the month, Bank shall increase the number of the dedicated group. The foregoing notwithstanding, to the extent such group is not fully utilized for activities related to the Program, Bank may utilize the dedicated group in connection with other activities for its customers that are not retail department stores for up to two percent (2%) of average monthly customer service calls handled by the dedicated group.

     (d) All customer service policies, scripts and form correspondence shall be approved by the Marketing Committee, provided that Bank may include items or make changes required by Applicable Law.

     (e) As of the Effective Date, Bank shall provide live telephonic customer service, in English and Spanish, 365 days per year 24 hours per day.

     (f) Customer service shall be Dillard's branded to the extent legally permissible. Notwithstanding the foregoing, Bank shall have the right in its sole discretion to take whatever steps and make such disclosures it believes are necessary to ensure that at all times the Bank is considered the creditor on the Accounts.

     (g) If Bank receives a Cardholder complaint regarding the quality or delivery of Goods and/or Services, Bank shall refer such complaint to Dillard's in accordance with the Operating Procedures.

5.4  Customer Service Standards.

     (a) Beginning with the first full calendar month following the Effective Date and each calendar month thereafter, Bank's performance of its obligations for customer service shall be monitored by the Marketing Committee in accordance with the service level standards set forth in Schedule 5.2.

     (b) The Marketing Committee shall implement a joint customer service monitoring program, which shall include the jointly developed scoring procedure and model attached hereto as Schedule 5.3.

     (c) Subject to the following sentence, Dillard's and Bank (or their respective subcontractors, as applicable), will jointly observe and score inbound/outbound telephone customer contacts that Bank has with Cardholders. A Bank representative may, but will not be required to, accompany the Dillard's representative during the observations. Dillard's will, however, conduct and score observations alone if a representative of Bank does not join in the observation.

     (d) Notwithstanding 5.4(c), Bank will make arrangements to allow Dillard's to monitor customer service telephone calls remotely at any time and without prior notice.

     (e) Customer service observations may be conducted by Dillard's on any day and at any time during the day or night, provided that such observations shall not unreasonably interfere with Bank's normal business operations.

5.5  Non-Performance of Service Level Standards.

     (a) Bank shall report to Dillard's monthly, in a mutually agreed format, Bank's performance under each of the SLAs set forth at Schedule 5.2. If Bank fails to meet any SLA, Bank shall (i) immediately report to Dillard's the reasons for the SLA failure(s); and (ii) promptly take any action necessary to correct and prevent recurrence of such failure(s).

     (b) With respect to any SLA starred on Schedule 5.2 hereof ("Starred SLA"), the provisions set forth in Schedule 5.5(b) shall apply.

     (c) The provisions of this Section 5.5 shall apply beginning ninety (90) days after the Effective Date with respect to operations assumed by Bank as of the Effective Date, and ninety (90) days after the Conversion Date with respect to any other operations.

5.6  Access.

     In addition to access as provided in Section 5.4(c), each party will permit the other party to visit its facilities related to the Program during normal business hours with reasonable advance notice. Each party will also permit the other party to review and obtain copies of the books and records relating to the Program. Dillard's authorizes Bank to monitor the administration and promotion of the Program through mystery shopping and by other reasonable means and the results of such monitoring shall be reviewed with the Marketing Committee.

5.7  Disaster Recovery.

     Bank will maintain in effect during the Term a disaster recovery and business continuity plan that complies with Applicable Law and that is designed to ensure that no outage of services hereunder will continue for more than thirty (30) minutes. Bank will provide Dillard's access to review such plan upon request. Bank will test such plan annually and will promptly implement such plan upon the occurrence of a disaster or business interruption, giving the Program high priority in its recovery efforts.

                                  ARTICLE 6

                               MERCHANT SERVICES

6.1  Transmittal and Authorization of Charge Transaction Data.

     (a) Dillard's will accept the Private Label Credit Cards for Transactions. Dillard's will transmit Charge Transaction Data for authorization of Transactions to Bank as provided in the Operating Procedures. If Dillard's is unable to communicate with Bank for any reason, Dillard's may complete Transactions without receipt of further authorization as provided in the Operating Procedures.

     (b) Bank shall authorize or decline Transactions on a real time basis as provided in the Operating Procedures, including transactions involving split-tender (i.e., a portion of the total transaction amount is billed to a Private Label Credit Card and the remainder is paid through one or more other forms of payment) or down-payments on Goods and/or Services for later delivery.

6.2  POS Terminals.

     Dillard's shall maintain POS terminals capable of processing (a) bankcard transactions and (b) Private Label Credit Card transactions as handled as of the Effective Date. To the extent that Bank requires other equipment or hardware changes to such terminals for transmission of Charge Transaction Data under this Agreement, Bank shall provide, or pay for the purchase, installation and maintenance of, such other equipment or required hardware changes to Dillard's POS credit card terminals.

6.3  In-Store Payments.

     Dillard's may accept In-Store Payments from Cardholders on their Accounts in accordance with the Operating Procedures. Dillard's shall, as necessary, provide proper endorsements on such items. Bank grants to Dillard's a limited power of attorney (coupled with an interest) to sign and endorse Bank's name upon any form of payment that may have been issued in Bank's name in respect of any Account. Dillard's and Bank shall jointly develop procedures in the Operating Procedures with respect to the manner in which such In-Store Payments shall be processed. Dillard's shall notify Bank upon receipt of In-Store Payments and Bank shall include the Charge Transaction Data related to such In-Store Payments in the net settlement in respect of the day immediately following such receipt on the same basis as other Charge Transaction Data. Dillard's shall issue receipts for such payments in compliance with Applicable Law.

6.4  Settlement Procedures.

     (a) Dillard's will transmit Charge Transaction Data (including Charge Transaction Data arising in connection with sales by Licensees) to Bank in accordance with the Operating Procedures. If Charge Transaction Data is received by Bank's processing center before 6:00 am (EST) on any Business Day, Bank will process the Charge Transaction Data for payment on the same Business Day, and will issue instructions for wire transfer of funds to Dillard's designated settlement account with respect thereto by noon of the same Business Day. If the Charge Transaction Data is received after 6:00 am (EST) on any Business Day, or at any time on a day other than a Business Day, Bank will process the Charge Transaction Data for payment on the following Business Day.

     (b) Bank will remit to Dillard's, for itself and any Licensees, an amount equal to: the sum of the total of charges identified in such Charge Transaction Data, in each case adjusted for the reconciliation of recent Charge Transaction Data, less the sum of
          (i) the total amount of any credits included in such Charge Transaction Data, (ii) the total amount of In-Store Payments (if any), and (iii) any amounts charged back to Dillard's pursuant to
          Section 6.5. Dillard's shall be responsible for allocating such remittances among all Dillard's Channels as appropriate and Bank shall have no responsibility or liability in connection therewith (it being agreed that Bank has no obligation to accept Charge Transaction Data directly from, or make remittances to, any person other than Dillard's).

6.5  Bank Right to Charge Back.

     Bank shall have the right to charge back to Dillard's the amount of any Cardholder Indebtedness, including Cardholder Indebtedness incurred prior to the Effective Date with respect to Purchased Accounts, relating to Charge Transaction Data only to the extent provided in Schedule 6.5.

6.6  Exercise of Chargeback.

     If Bank exercises its right of chargeback, Bank may set off all amounts charged back against any sums due Dillard's under this Agreement, or Bank may demand payment from Dillard's for the full amount of such chargeback. In the event of a chargeback pursuant to this Article 6, upon payment in full of the related amount by Dillard's, Bank shall immediately assign to Dillard's, without any representation, warranty or recourse, (i) all right to payments of amounts charged back in connection with such Cardholder charge, and (ii) any security interest granted by Dillard's under Section 16.1. Bank shall fully cooperate in any effort by Dillard's to collect the chargeback amount, including by executing and delivering any document necessary or useful to such collection efforts.

6.7  Covenants of Dillard's.

     Dillard's makes the following covenants to Bank, each and all of which shall survive the execution and delivery of this Agreement.

     (a) Forms and Materials. Dillard's shall use only forms and materials, including in electronic format, provided or approved by Bank (including through the Marketing Committee) when taking any action with regard to the Program.

     (b) Special Agreements or Conditions. Dillard's will not charge any credit card surcharge, application, processing or other Program related fee to Cardholders.

                                  ARTICLE 7

                              COSTS AND EXPENSES

7.1  Bank Responsibility for Program Operation.

     Except as otherwise specified in any annual Marketing Plan or any other provision of this Agreement, Bank shall be responsible for the costs of operating the Program including, without limitation, the costs of marketing, systems operations and customer services.

7.2  Monthly Statement to Dillard's.

     Within five (5) Business Days after the end of each calendar month, Bank shall deliver to Dillard's, in a mutually agreed format, a statement setting forth the information specified in Schedule 7.2. Each such statement, including supporting documentation, shall be known as a "Monthly Settlement Sheet."

7.3  Compensation.

     The Bank shall pay Dillard's on a monthly basis the compensation set forth in Schedule 7.3.

7.4  Resolution.

     Any disputes regarding the amounts owed under this Agreement shall be resolved in accordance with Section 10.2.


                                  ARTICLE 8

                LICENSING OF TRADEMARKS; INTELLECTUAL PROPERTY

8.1  The Dillard's Licensed Marks.

     (a) Grant of License to Use the Dillard's Licensed Marks. Dillard's hereby grants to Bank a non-exclusive, royalty-free, non-transferable right and license to use the Dillard's Licensed Marks in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program, all pursuant to, and in accordance with, this Agreement and any applicable Trademark Style Guide. Those services shall include, without limitation, the solicitation of Cardholders and potential Cardholders, acceptance of Credit Card Applications, the issuance and reissuance of Credit Cards, the provision of accounting services to Cardholders, the provision of Billing Statements and other correspondence relating to Accounts to Cardholders, the extension of credit to Cardholders, and the advertisement or promotion of the Program. All use of the Dillard's Licensed Marks shall be approved by the Marketing Committee. The license hereby granted is solely for the use of Bank and may be used as necessary to permit the exercise by Bank of any of its rights under this Agreement to (i) delegate its obligations to Affiliate(s) and/or third party subcontractors, and (ii) sell the Accounts and Cardholder Indebtedness to third parties for liquidation. The licenses granted hereby may not be sublicensed in connection with the sale of Goods and/or Services without the prior written approval of Dillard's. Any subcontractor or third party shall agree to comply with all of the standards specified herein and the limitations on the use of the Dillard's Licensed Marks contained in this Section.

     (b) New Marks. If Dillard's adopts a trademark, trade name, service mark, logo or other proprietary mark which is used by Dillard's in connection with the Program but which is not listed on Schedule A hereto (a "New Mark"), Bank may request that Dillard's add such New Mark to Schedule A hereto and license its use hereunder, Dillard's shall not unreasonably fail to do so, and such New Mark shall be added to Schedule A by amendment of this Agreement.

     (c)  Termination of License. Except to the extent otherwise provided in
          Section 14.4, the license granted in this section shall terminate six (6) months from the Program Purchase Date or six (6) months after termination of this Agreement under Section 14.4 as applicable. Upon such termination of this license, as provided in this subsection (c) and Section 14.4, all rights in the Dillard's Licensed Marks shall revert to Dillard's, the goodwill connected therewith shall remain the property of Dillard's, and Bank shall:
          (i) discontinue immediately all use of the Dillard's Licensed Marks, or any of them, and any colorable imitation thereof; and (ii) at Bank's option, delete the Dillard's Licensed Marks from or destroy all unused Credit Cards, Credit Card Applications, Account Documentation, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of the Dillard's Licensed Marks.

     (d)  Ownership of the Dillard's Licensed Marks. Bank acknowledges that
          (i) the Dillard's Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Dillard's, (ii) it shall take no action which will adversely affect Dillard's exclusive ownership of the Dillard's Licensed Marks, or the goodwill associated with the Dillard's Licensed Marks (it being understood that the collection of Accounts, adverse action letters, and changes in terms of Accounts do not adversely affect goodwill, if done in accordance with the terms of this Agreement), and (iii) any and all goodwill arising from use of the Dillard's Licensed Marks by Bank shall inure to the benefit of Dillard's. Nothing herein shall give Bank any proprietary interest in or to the Dillard's Licensed Marks, except the right to use the Dillard's Licensed Marks in accordance with this Agreement, and Bank shall not contest Dillard's title in and to the Dillard's Licensed Marks.

     (e) Infringement by Third Parties. Bank shall use reasonable efforts to notify Dillard's, in writing, in the event that it has Knowledge of any infringing use of any of the Dillard's Licensed Marks by any third party. If any of the Dillard's Licensed Marks is infringed, Dillard's alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if Dillard's fails to take reasonable steps to prevent infringement of the Dillard's Licensed Marks by any department store retailer and such infringement has an adverse effect upon the Program or the rights of Bank hereunder, Bank may request that Dillard's take action necessary to alleviate such adverse impact. Bank shall reasonably cooperate with and assist Dillard's, at Dillard's expense, in the prosecution of those actions that Dillard's determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the Dillard's Licensed Marks.

8.2  The Bank Licensed Marks.

     (a) Grant of License to Use the Bank Licensed Marks. Bank hereby grants to Dillard's a non-exclusive, royalty-free, non-transferable right and license to use the Bank Licensed Marks in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program, all pursuant to, and in accordance with, this Agreement and any applicable Trademark Style Guide. Those services shall include, without limitation, the solicitation of Cardholders and the advertisement or promotion of the Program. All use of the Bank Licensed Marks shall be approved by the Marketing Committee. The license hereby granted is solely for the use of Dillard's and may be used as necessary to permit the exercise by Dillard's of any of its rights under this Agreement to delegate obligations to Affiliate(s) and/or third party contractors. The license granted hereby may not be sublicensed in connection with the sale of Goods and/or Services without the prior written approval of Bank. Any subcontractor or third party shall agree to comply with all of the standards specified herein and the limitations on the use of the Bank Licensed Marks contained in this Section.

     (b) New Marks. If Bank adopts a trademark, trade name, service mark logo or other proprietary mark which is used by Bank in connection with its extension of bank card credit to customers but which is not listed on Schedule B hereto (a "New Mark"), Dillard's may request that Bank add such New Mark to Schedule B hereto and license its use hereunder, Bank shall not unreasonably fail to do so, and such New Mark shall be added to Schedule B by amendment of this Agreement. The foregoing notwithstanding, it is understood and agreed that Bank shall not be required to add a New Mark to Schedule B if such New Mark was developed by Bank primarily for another charge, credit or debit program.

     (c) Termination of License. The license granted in this Section shall terminate six (6) months after the Program Purchase Date or six (6) months after termination after this Agreement under Section 14.4 as applicable. Upon such termination of this license, as provided in this subsection (c), all rights in the Bank Licensed Marks shall revert to Bank, the goodwill connected therewith shall remain the property of Bank, and Dillard's shall: (i) discontinue immediately all use of the Bank Licensed Marks, or any of them, and any colorable imitation thereof; and (ii) at Dillard's option, delete the Bank Licensed Marks from or destroy all unused Credit Card Applications, Account Documentation, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of the Bank Licensed Marks.

     (d)  Ownership of the Bank Licensed Marks. Dillard's acknowledges that
          (i) the Bank Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Bank, (ii) it shall take no action which will adversely affect Bank's exclusive ownership of the Bank Licensed Marks or the goodwill associated with the Bank Licensed Marks, and (iii) any and all goodwill arising from use of the Bank Licensed Marks by Dillard's shall inure to the benefit of Bank. Nothing herein shall give Dillard's any proprietary interest in or to the Bank Licensed Marks, except the right to use the Bank Licensed Marks in accordance with this Agreement, and Dillard's shall not contest Bank's title in and to the Bank Licensed Marks.

     (e) Infringement by Third Parties. Dillard's shall use reasonable efforts to notify Bank, in writing, in the event that it has Knowledge of any infringing use of any of the Bank Licensed Marks by any third party. If any of the Bank Licensed Marks is infringed, Bank alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if Bank fails to take reasonable steps to prevent infringement of the Bank Licensed Marks by any credit provider and such infringement has an adverse effect upon the Program or the rights of Dillard's hereunder, Dillard's may request that Bank take action necessary to alleviate such adverse impact. Dillard's shall reasonably cooperate with and assist Bank, at Bank's expense, in the prosecution of those actions that Bank determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the Bank Licensed Marks.

8.3  Ownership of Intellectual Property.

     (a) Ownership of Intellectual Property. Each party shall continue to own all of its Intellectual Property that existed as of the Effective Date. Each party also shall own all right, title and interest in the Intellectual Property it develops independently of the other party during the Term.

     (b) Joint Intellectual Property. Any Intellectual Property developed through the combined efforts of the parties during the Term of this Agreement shall be owned jointly by the parties. Each party shall have the right to use, license and otherwise exploit jointly owned Intellectual Property without any restriction or obligation to account to the other party. Patents and inventions shall be deemed to be developed jointly only if employees or contractors of each party who have assigned all such patent rights to such party are deemed co-inventors under the patent law. Software and other works of authorship and associated copyrights shall be deemed to be jointly developed only if the parties are deemed co-authors of such software or other work of authorship under the copyright law or otherwise deemed co-owners of such copyright. Otherwise, all patents, patentable inventions, software, other works of authorship and related copyrights shall be deemed to be developed solely by one party. Thus, to the extent that a work created by one party is based on or incorporates Intellectual Property of the other party but the parties are not joint inventors or joint authors under the patent or copyright law, respectively, then one party shall be the sole owner of the Intellectual Property in the underlying work and the other party shall be the sole owner of the Intellectual Property in the new work.

                                  ARTICLE 9

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1  General Representations and Warranties of Dillard's.

     To induce Bank to establish and administer the Program, Dillard's makes the following representations and warranties to Bank, each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade with the same force and effect on each day of the Term.

     (a) Corporate Existence. Dillard's (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation; (ii) is duly licensed or qualified to do business as a corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations required hereunder except to the extent that its non-compliance would not have a material and adverse effect on Dillard's ability to perform its obligations hereunder; and (iii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for Dillard's current ownership, lease or conduct and operation, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to provide such notices would not have a material and adverse effect on Dillard's ability to perform its obligations required hereunder.

     (b) Capacity; Authorization; Validity. Dillard's has all necessary corporate power and authority to (i) execute and enter into this Agreement, and (ii) perform the obligations required of Dillard's hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by Dillard's pursuant hereto. The execution and delivery by Dillard's of this Agreement and all documents, instruments and agreements executed and delivered by Dillard's pursuant hereto, and the consummation by Dillard's of the transactions specified herein have been duly and validly authorized and approved by all necessary corporate action of Dillard's. This Agreement (i) has been duly executed and delivered by Dillard's, (ii) constitutes the valid and legally binding obligation of Dillard's, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including, without limitation, those respecting the availability of specific performance).

     (c) Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Dillard's, its compliance with the terms hereof, and its consummation of the transactions specified herein will not
          (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which Dillard's is a party or by which it is bound, or by which Dillard's assets are bound, except for conflicts, breaches and defaults which would not have a material and adverse effect upon Dillard's ability to perform its obligations under this Agreement; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of Dillard's; (iii) violate any Applicable Law or conflict with, or require any consent or approval under any judgment, order, writ, decree, permit or license, to which Dillard's is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material and adverse effect upon Dillard's ability to perform its obligations under this Agreement; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Dillard's is a party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority.

     (d)  Solvency. Dillard's is solvent.

     (e) No Default. Neither Dillard's nor, to the best of its Knowledge, its Affiliates are in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a material and adverse effect upon Dillard's ability to perform its obligations under this Agreement, nor has Dillard's received any notice of default under any contract, agreement, lease or other instrument which default or notice of default would materially and adversely affect the performance by Dillard's of its obligations under this Agreement. No Dillard's Event of Default has occurred and is continuing.

     (f) Books and Records. All of Dillard's and, to the best of its Knowledge, its Affiliates' records, files and books of account relating to the Program, including but not limited to, records provided to the Bank regarding Dillard's Account activities, are in all material respects complete and correct and are maintained in accordance with Applicable Law.

     (g) No Litigation. No action, claim or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of Dillard's Knowledge, threatened against Dillard's or its Affiliates other than Dillard National Bank, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators, to which Dillard's is a party, which, if adversely determined, would have a material and adverse effect on Dillard's ability to perform its obligations under this Agreement nor, to the best of Dillard's Knowledge, do facts exist which might give rise to any such proceedings with respect to Dillard's or its Affiliates other than Dillard National Bank. Except as otherwise disclosed in the Purchase Agreement, Dillard's, further, is not the subject of
          (i) any action by a regulatory authority, or (ii) any agreement, orders or directives with any regulatory authority with respect to its operations that would have a material and adverse effect on Dillard's ability to perform its obligations under this Agreement nor, to the best of Dillard's Knowledge, do facts exist which might give rise to any such circumstances.

     (h) Dillard's Licensed Marks. Dillard's is the owner of the Dillard's Licensed Marks and Dillard's has the right, power and authority to license to Bank and authorized designees the use of the Dillard's Licensed Marks in connection with the Program and the use of the Dillard's Licensed Marks by said licensees in a manner approved (or deemed approved) by Dillard's shall not (i) violate any Applicable Law or (ii) infringe upon the right(s) of any third party.

9.2  General Representations and Warranties of Bank.

     To induce Dillard's to enter into this Agreement and participate in the Program, Bank makes the following representations and warranties to Dillard's, each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade with the same force and effect on each day of the Term.

     (a) Corporate Existence. Bank (i) is a banking corporation duly organized, validly existing, and in good standing under the laws of the United States with its home office as indicated in the first paragraph of this Agreement; (ii) is duly licensed or qualified to do business as a banking corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations hereunder except to the extent that its non-compliance would not have a material and adverse effect on Bank, the Program, the Accounts, Cardholder Indebtedness or Bank's ability to perform its obligations hereunder; and has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for Bank's current ownership, lease or conduct and operation, except to the extent that the failure to obtain such licenses, permits, consents, approvals or to provide such notices would not have a material and adverse effect on Bank, the Program, the Accounts, Cardholder Indebtedness or Bank's ability to perform its obligations under this Agreement.

     (b) Capacity; Authorization; Validity. Bank has all necessary power and authority to (i) execute and enter into this Agreement, and (ii) perform all of the obligations required of Bank hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by Bank pursuant hereto. The execution and delivery by Bank of this Agreement and all documents, instruments and agreements executed and delivered by Bank pursuant hereto, and the consummation by Bank of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate action of Bank. This Agreement (i) has been duly executed and delivered by Bank, (ii) constitutes the valid and legally binding obligations of Bank, and (iii) is enforceable in accordance with its respective terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and financial institutions in particular and by general equity principles including, without limitation, those respecting the availability of specific performance).

     (c) Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Bank, its compliance with the terms hereof, and the consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which Bank is a party or by which it is bound, except for conflicts, breaches and defaults which would not have a material and adverse effect upon Bank, the Program, the Accounts, Cardholder Indebtedness or Bank's ability to perform its obligations under this Agreement; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s) of Bank; (iii) violate any Applicable Law or conflict with, or require any consent or approval under any judgment, order, writ, decree, permit or license, to which Bank is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material and adverse effect upon Bank, the Program, the Accounts, the Cardholder Indebtedness or Bank's ability to perform its obligations under this Agreement; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Bank is a party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority.

     (d)  Solvency. Bank is solvent.

     (e) No Default. Neither Bank nor, to the best of its Knowledge, its Affiliates are in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a material and adverse effect upon Bank, the Program, the Accounts, Cardholder Indebtedness or Bank's ability to perform its obligations under this Agreement, nor has Bank received any notice of default under any such contract, agreement, lease or other instrument which default or notice of default would materially and adversely affect the performance by Bank of its obligations under this Agreement. No Bank Event of Default has occurred and is continuing.

     (f) Books and Records. All of Bank's and, to the best of its Knowledge, its Affiliates' records, files and books of account relating to the Program are in all material respects complete and correct and are maintained in accordance with Applicable Law.

     (g) No Litigation. No action, claim, or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of Bank's Knowledge, threatened against Bank or its Affiliates, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators, to which Bank is a party, which, if adversely determined, would have a material and adverse effect on Bank, the Program, the Accounts, Cardholder Indebtedness or Bank's ability to perform its obligations under this Agreement, nor, to the best of Bank's Knowledge, do facts exist which might give rise to any such proceedings. Bank, further, is not the subject of (i) any action by a regulatory authority, or (ii) any agreement, orders or directives with any regulatory authority with respect to its operations affecting the Accounts, Cardholder Indebtedness and the Program, any other aspect of Bank's business that relates to the Program or the ability of Bank to consummate the transactions specified herein, which, in either case, if adversely determined or enforced, would have a material and adverse effect on Bank, the Program, the Accounts, Cardholder Indebtedness or Bank's ability to perform its obligations under this Agreement, nor, to the best of Bank's Knowledge, do facts exist which might give rise to any such circumstances.

     (h) FDIC Insurance. Bank is FDIC-insured, and to the best of Bank's Knowledge, no proceeding is contemplated to revoke such insurance.

     (i) The Bank Licensed Marks. Bank is the owner of the Bank Licensed Marks and has the right, power and authority to license to Dillard's the use of the Bank Licensed Marks in connection with the Program and the use of the Bank Licensed Marks by Dillard's in a manner approved (or deemed approved) by Bank shall not (i) violate any Applicable Law or (ii) infringe upon the right(s) of any third party.

9.3  General Covenants of Dillard's.

     Dillard's makes the following covenants to Bank, each and all of which shall survive the execution and delivery of this Agreement:

     (a) Maintenance of Existence and Conduct of Business. Dillard's shall preserve and keep in full force and effect its corporate existence and remain primarily in the retail business, other than in the event of a Change in Control, merger or consolidation in which Dillard's is not the surviving entity.

     (b) Litigation. Dillard's promptly shall notify Bank in writing if it receives written notice of any litigation that, if adversely determined, would have a material and adverse effect on the Program, the Accounts in the aggregate or Dillard's ability to perform its obligations hereunder.

     (c) Enforcement of Rights. Except as otherwise specified herein, Dillard's shall enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Program, Accounts in the aggregate or Dillard's ability to perform its obligations hereunder. Dillard's shall not enter into any agreement which, at the time such agreement is executed, could reasonably be expected to have a material and adverse effect on the Program, the Accounts in the aggregate or Dillard's ability to perform its obligations hereunder.

     (d) Reports and Notices. Dillard's will provide Bank with a telephonic or telefacsimile notice specifying the nature of any Event of Default where Dillard's is the defaulting party or Dillard's Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Dillard's Event of Default or any Event of Default where Dillard's is the defaulting party or any development or other information which is likely to have a material and adverse effect on the Program, the Accounts in the aggregate or Dillard's ability to perform its obligations pursuant to this Agreement. Notices pursuant to this Section 9.3(d) relating to Dillard's Events of Default or any Event of Default where Dillard's is the defaulting party shall be provided within two (2) Business Days after Dillard's has Knowledge of the existence of such default. Notices relating to all other events or developments described in this Section 9.3(d) shall be provided (i) within two (2) Business Days after Dillard's becomes aware of the existence of such event or development if such event or development has already occurred, and
          (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances. Any notice provided under this section shall be confirmed in writing to Dillard's within five (5) Business Days after the transmission of the initial notice.

     (e) Applicable Law/Operating Procedures. Dillard's shall at all times during the Term of this Agreement comply in all material respects with Applicable Law affecting obligations under this Agreement and the Operating Procedures.

     (f) Disputes with Cardholders. Dillard's shall cooperate with Bank in a timely manner (but in no event less promptly than required by Applicable Law) to resolve all disputes with Cardholders.

     (g) Books and Records. Dillard's shall keep adequate records and books of account supporting Charge Transaction Data and reflecting all of Dillard's other financial transactions relating to the Program.

9.4  General Covenants of Bank.

     Bank makes the following covenants to Dillard's, each and all of which shall survive the execution and delivery of this Agreement:

     (a) Maintenance of Existence and Conduct of Business. Bank shall preserve and keep in full force and effect its corporate existence and remain primarily in substantially the same line(s) of business (i.e., banking) in which it was engaged on the Effective Date, other than in the event of a Change in Control, merger or consolidation in which Bank is not the surviving entity.

     (b) Litigation. Bank promptly shall notify Dillard's in writing if it receives written notice of any litigation that, if adversely determined, would have a material and adverse effect on the Program, the Accounts in the aggregate or Bank's ability to perform its obligations hereunder.

     (c) Enforcement of Rights. Except as otherwise specified herein, Bank shall enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Program, Dillard's or Bank's ability to perform its obligations hereunder. Bank shall not enter into any agreement which, at the time such agreement is executed, could reasonably be expected to have a material and adverse effect on Dillard's, the Program or Bank's ability to perform its obligations hereunder.

     (d) Reports and Notices. Bank will provide Dillard's with a telephonic or telefacsimile notice specifying the nature of any Event or Default where Bank is defaulting party or any Bank Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Bank Event of Default or any Event of Default where Bank is the defaulting party, or any development or other information which is likely to have a material and adverse effect on the Program, the Accounts in the aggregate or Bank's ability to perform its obligations pursuant to this Agreement. Notice pursuant to this Section 9.4(d) relating to Bank Events of Default or any Event of Default where Bank is the defaulting party shall be provided within two (2) Business Days after Bank becomes aware of the existence of such default. Notices relating to all other events or developments described in this Section 9.4(d) shall be provided (i) within two (2) Business Days after Bank becomes aware of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances. Any notice produced under this section shall be confirmed in writing to Bank within five
          (5) Business Days after transmission of the initial notice.

     (e) Applicable Law/Operating Procedures. Bank shall at all times during the Term comply in all material respects with Applicable Law and the Operating Procedures. Bank shall at all times during the Term maintain its bank charter and FDIC insurance.

     (f) Books and Records. Bank shall keep adequate records and books of account with respect to the Accounts and Cardholder Indebtedness in which proper entries, reflecting all of Bank's financial transactions relating to the Program, are made in accordance with GAAP. Bank shall keep adequate records and books of account with respect to its activities, in which proper entries reflecting all of Bank's financial transactions are made in accordance with GAAP. All of Bank's records, files and books of account shall be in all material respects complete and correct and shall be maintained in accordance with good business practice and Applicable Law.

9.5  Financial Covenants; Financial Statements.

     (a) If General Electric Capital Corporation does not have at least an A rating from two nationally recognized statistical rating organizations, Bank shall promptly notify Dillard's. If Dillard's does not receive reasonable financial assurances in Dillard's reasonable judgment from General Electric Capital Corporation or Bank of the ability of Bank to perform its obligations under this Agreement, Dillard's may terminate this Agreement, in which event the parties shall have the rights set forth in Article 14 and, if Dillard's determines to purchase the Program Assets, the purchase price shall be as stated in Section 14.2(d)(i).

     (b) If at any time during the term of this Agreement Dillard's or General Electric Company does not file periodic reports on a timely basis with the Securities and Exchange Commission ("SEC"):

          (i) Dillard's or Bank (as appropriate based on the party not filing) will provide to the other (i) its audited annual financial statements within 90 days of the end of the fiscal year, and (ii) its unaudited quarterly financial statements within 60 days of the end of the fiscal quarter. Such statements shall include the consolidated balance sheet, income statement and statement of cash flows and financial position, accompanied by the certification on behalf of such entity by its chief financial officer that such financial statements were prepared in accordance with GAAP applied on a consistent basis (except for normal year end adjustments and the absence of footnotes on the quarterly statements) and present fairly the consolidated financial position of such entity as of the end of such calendar period and the results of its operations.

          (ii) Dillard's or Bank (as appropriate based on the party not filing) shall make its chief financial officer, or a knowledgeable designee, available to discuss such party's financial results with a representative of the other party. Such party shall provide the other party copies of all compliance certificates delivered to its lenders under its credit facilities, if any.

                                  ARTICLE 10

                                 AUDIT/ACCESS

10.1 Audit/Access Rights.

     Twice per year or at any time that a party disputes the amount of any monies owed by either party to the other hereunder, such party, at its sole cost and expense and upon two (2) days' prior notice to the other party, may conduct an audit of those of the other party's financial and operational records that are under the control and/or direction of the other party and relate to the Program or can be reasonably segregated. Such audit shall be conducted during normal business hours in accordance with generally accepted auditing standards and the auditing party shall employ such reasonable procedures and methods as necessary and appropriate in the circumstances, minimizing interference with the audited party's normal business operations. The audited party shall use reasonable commercial efforts to facilitate the auditing party's review, including making reasonably available such personnel of the audited party to assist the auditing party as reasonably requested. The audited party shall deliver any document or instrument necessary for the auditing party to obtain such records from any Person maintaining records for the audited party and shall maintain records pursuant to its regular record retention policies. For purposes of this provision, the audited party also shall be required to provide records relating to the Program held by Persons performing services in connection with the Program at the auditing party's request. Notwithstanding the generality of the foregoing, however, a party shall not be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law, (b) such records are legally privileged, (c) such records are company planning documents of such party or any of its Affiliates, operating budgets, management reviews or employee records, and (d) such records relate to other customers or operations of such party other than the Program or to personnel records not normally disclosed in connection with audits.

10.2 Dispute Resolution.

     The parties agree to attempt in good faith to resolve any disputes arising in connection with the payments made or demanded by the parties under this Agreement excluding Article 14 hereof. In the event the parties are unable to resolve any such dispute, either party may request a nationally recognized firm of independent accountants mutually agreeable to the parties (the "Accountants") to reconcile any amounts in dispute. Any such request shall be in writing and shall specify with particularity the disputed amounts being submitted for determination. Each party agrees to promptly and in good faith take all necessary action to designate the Accountants no later than ten
(10) Business Days after a request that such a designation be made. The parties shall cooperate fully in assisting the Accountants in their review, including, without limitation, by providing the Accountants full access to all files, books and records relevant thereto and providing such other information as the Accountants may reasonably request in connection with any such review. In the event the determination made by the Accountants requires either party to make payment to the other of any additional amount, such party shall (i) make such payment no later than five
(5) Business Days following receipt from the Accountants of written notice to both parties of such determination plus interest at the Federal Funds Rate on any amount due computed from and including the date such amount should have been paid through and excluding the date of payment; and (ii) shall pay (A) the fees and disbursements of such Accountants arising out of such reviews, and (B) the prevailing party's audit expenses, if any. The determination of the Accountants shall be final and binding on the parties subject to the correction of obvious errors.

                                  ARTICLE 11

                                CONFIDENTIALITY

11.1 General Confidentiality.

     (a) For purposes of this Agreement, "Confidential Information" means any and all of the following: (i) information that is provided by or on behalf of either Dillard's or Bank to the other party or its agents in connection with the Program; (ii) information about Dillard's or Bank or their Affiliates, or their respective businesses or employees, that is otherwise obtained by the other party in connection with the Program, in each case including, without limitation: (A) information concerning marketing plans, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs and products; (C) information unrelated to the Program obtained by Dillard's or Bank in connection with this Agreement, including, without limitation, by accessing or being present at the business location of the other party; and (D) proprietary technical information, including source codes; (iii) the terms and conditions of this Agreement; or (iv) the Marketing Plan. Confidential Information shall not include Cardholder Data, the Qualified Dillard's Customer List or Dillard's Shopper Data.

     (b) The restrictions on disclosure of Confidential Information under this Article 11 shall not apply to, with respect to Dillard's or Bank, information that: (i) is already rightfully known to such party at the time it obtains Confidential Information from the other party; (ii) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (iii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; (iv) is contained in, or is capable of being discovered through examination of publicly available records or products; (v) is required to be disclosed by Applicable Law (provided that the party subject to such Applicable Law shall notify the other party of any such use or requirement prior to disclosure of any Confidential Information obtained from the other party in order to afford such other party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third parties and shall disclose Confidential Information of the other party only to the extent required by such Applicable Law); or (vi) is developed by Dillard's or Bank without the use of any proprietary, non-public information provided by the other party under this Agreement. Nothing herein shall be construed to permit the Receiving Party (as defined below) to disclose to any third party any Confidential Information that the Receiving Party is required to keep confidential under Applicable Law.

     (c) The terms and conditions of this Agreement shall be the Confidential Information of both Dillard's and Bank. The Marketing Plan shall be the Confidential Information of both Dillard's and Bank.

     (d) If Dillard's or Bank receive Confidential Information of the other Party ("Receiving Party"), the Receiving Party shall do the following with respect to the Confidential Information of the other party ("Disclosing Party"): (i) keep the Confidential Information of the Disclosing Party secure and confidential; (ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures. For purposes of this subsection, both parties shall be considered the Receiving Party of Confidential Information comprised of the terms and/or conditions of this Agreement and the Marketing Plan.

     (e) Upon reasonable request, Dillard's and Bank each shall have the right to review the other party's information security standards and shall notify the other party prior to materially modifying such procedures.

11.2 Use and Disclosure of Confidential Information

     (a) Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program or as otherwise expressly permitted by this Agreement, and shall not accumulate in any way or make use of such Confidential Information for any other purpose.

     (b) Each Receiving Party shall: (i) limit access to the Disclosing Party's Confidential Information to those employees, authorized agents, vendors, consultants, service providers and subcontractors who have a reasonable need to access such Confidential Information in connection with the Program; and (ii) ensure that any Person with access to the Disclosing Party's Confidential Information agrees to be bound by the provisions of this Article 11 and maintains the existence of this Agreement and the nature of their obligations hereunder strictly confidential.

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

11.3 Unauthorized Use or Disclosure of Confidential Information

     Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party might cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy. In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing via facsimile of any security breach that may have compromised any Confidential Information, of any unauthorized misappropriation, disclosure or use by any person of the Confidential Information of the Disclosing Party which may come to its attention and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such misappropriation, disclosure or use.

11.4 Return or Destruction of Confidential Information

     Upon the termination or expiration of this Agreement, the Receiving Party shall comply with the Disclosing Party's reasonable instructions regarding the disposition of the Disclosing Party's Confidential Information, which may include return of any and all of the Disclosing Party's Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however: the Receiving Party in possession of tangible property containing the Disclosing Party's Confidential Information may retain one archived copy of such material, subject to the terms of this Agreement, which may be used solely for regulatory purposes and may not be used for any other purpose. Such compliance shall be certified in writing, including a statement that no copies of Confidential Information have been kept, except as necessary for regulatory purposes.

                                  ARTICLE 12

                    EVENTS OF DEFAULT; RIGHTS AND REMEDIES

12.1 Events of Default.

     The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default hereunder:

     (a) A party shall fail to make a payment of any material amount due and payable pursuant to this Agreement and such failure shall remain unremedied for a period of five (5) Business Days after the non-defaulting party shall have given written notice thereof, unless such failure to pay is the subject of a dispute resolution under
          Section 10.2, in which case, the five (5) Business Day period shall commence upon receipt of the written notice from the Accountants.

     (b) A party shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement (other than failure to comply with any service level standard set forth in Schedule 5.2), and (i) such failure shall remain unremedied for a period of thirty (30) days after the other party shall have given written notice thereof or, if the same cannot be cured in a commercially reasonable manner within such time, the same shall not constitute an Event of Default if the party shall have initiated and diligently pursued a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such failure, and (ii) such failure shall either have a material and adverse effect on the Program or the Bank's or Dillard's Licensed Marks, or materially diminish the economic value of the Program to the other party.

     (c) Any representation or warranty contained in this Agreement shall not be true and correct in any respect as of the date when made or reaffirmed, and (i) the party making such representation or warranty shall fail to cure the event giving rise to such breach within thirty (30) days after the other party shall have given written notice thereof or, if the same cannot be cured in a commercially reasonable manner within such time, the same shall not constitute an Event of Default if the party shall have initiated a cure within such time and such cure shall be completed within ninety (90) days from the date of written notice regarding such breach, and (ii) such failure shall either have a material and adverse effect on the Program or materially diminish the economic value of the Program to the other party.

12.2 Defaults by Bank.

     The occurrence of any one or more of the following events (regardless of the reason therefore) shall constitute an event of default by Bank hereunder:

     (a) Bank fails to settle Charge Transaction Data in full when due and the failure continues for two (2) Business Days after receipt of notice by Bank from Dillard's (which notice may be by fax with a confirmation call) that such settlement payment was not received.

     (b) Bank shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of Bank's regular course of business.

     (c) The Federal Deposit Insurance Corporation or any other regulatory authority having jurisdiction over Bank shall order the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Bank or of any substantial part of its properties, or order the winding-up or liquidation of the affairs of Bank, and such order shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.

     (d) Bank shall (i) consent to the institution of proceedings specified in paragraph (c) above or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Bank of any substantial part of its properties, or (ii) take corporate action in furtherance of any such action.

     (e) Bank shall fail to meet one or more SLAs expressly giving rise to the right to terminate hereunder in accordance with Section 5.5 and
          Schedule 5.2.

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

12.3 Defaults by Dillard's.

     The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by Dillard's hereunder:

     (a) Dillard's fails to report In-Store Payments within two (2) Business Days after receipt thereof and the failure continues for two (2) Business Days after receipt of notice by Dillard's from Bank (which notice may be by fax with a confirmation call) that such report was not received.

     (b) Dillard's shall no longer be solvent or shall fail generally to pay its debts as such debts become due or there shall be a substantial cessation of Dillard's regular course of business.

     (c) A petition under the U.S. Bankruptcy Code or similar law shall be filed against Dillard's or any of its Affiliates and not be dismissed within sixty (60) days.

     (d) A decree or order by a court having jurisdiction (i) for relief in respect of Dillard's pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) for appointment of a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of Dillard's or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of Dillard's shall be entered, and shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.

     (e) Dillard's shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Dillard's or any substantial part of its properties, or (iii) take corporate action in furtherance of any such action.

12.4 Remedies for Events of Default.

     In addition to any other rights or remedies available to the parties at law or in equity, the following remedies shall be available:

     (a) Upon the occurrence of an Event of Default pursuant to Section 12.1, the non-defaulting party shall be entitled, in addition to its remedies under Sections 12.4(b) and (c) (as appropriate), to collect any amount indisputably in default plus interest based on the Federal Funds Rate and calculated on a three hundred and sixty (360) day year basis.

     (b) Within one hundred and eighty (180) days after the occurrence of an Event of Default where Bank is a defaulting party or a Bank Event of Default, Dillard's may terminate this Agreement upon written notice in accordance with Article 13 hereof.

     (c) Within one hundred and eighty (180) days after the occurrence of an Event of Default where Dillard's is the defaulting party or of a Dillard's Event of Default, Bank may, at Bank's option, terminate this Agreement upon written notice to Dillard's in accordance with
          Article 13 hereof, and recover the unamortized portion of the premium paid pursuant to the Purchase Agreement.

                                  ARTICLE 13

                               TERM/TERMINATION

13.1 Term.

     This Agreement shall continue in full force and effect for ten (10) years from the Effective Date (the "Initial Term"). The Agreement shall renew automatically without further action of the parties for successive one (1) year terms (each a "Renewal Term") unless either party provides written notice of termination at least six (6) months prior to the expiration of the Initial Term or current Renewal Term, as the case may be.

13.2 Termination by Dillard's Prior to the End of the Initial Term or a Renewal Term.

     Dillard's may terminate this Agreement upon written notice prior to the end of the Initial Term or any Renewal Term:

     (a) within one hundred and eighty (180) days after the occurrence of a Bank Event of Default or any other Event of Default where Bank is the defaulting party.

     (b) upon thirty (30) days written notice if there is (i) a Change in Control of Bank, (ii) a merger or consolidation of Bank, and Bank or an Affiliate of Bank is not the surviving entity, or (iii) a sale of all or substantially all of the assets of Bank to any entity other than an Affiliate of Bank.

     (c)  upon thirty (30) days written notice if any of the events in
          Schedule 13.2(c) occur.

13.3 Termination by Bank Prior to the End of the Initial Term or Renewal Term.

     Bank may terminate this Agreement prior to the end of the Initial Term or any Renewal Term within one hundred and eighty (180) days after the occurrence of a Dillard's Event of Default or any other Event of Default where Dillard's is the defaulting party.

                                  ARTICLE 14

                            EFFECTS OF TERMINATION

14.1 General Effects.

     (a) All solicitations, marketing and advertising of the Program, other than acceptance of applications through Dillard's Channels in the ordinary course of business consistent with past practice, shall cease upon notice of termination of this Agreement by either party, except as the parties may mutually agree, provided that the parties will continue to operate the Program and service the Accounts in good faith and in the ordinary course of their respective businesses, subject to the terms of this Agreement, until the provisions of Sections 14.2, 14.3 and 14.4 are satisfied. Parties will cooperate to ensure the orderly wind-down or transfer of the Program.

     (b) Upon any termination of this Agreement, the parties shall have any rights or remedies available to such party under this Agreement or in law or at equity. Upon the satisfaction of the provisions of
          Section 14.2, 14.3 and 14.4, all obligations of the parties under this Agreement shall cease, except that the provisions specified in
          Section 16.23 shall survive.

14.2 Dillard's Option to Purchase the Program Assets.

     (a) If this Agreement expires or is terminated by either party for whatever reason, Dillard's has the option to purchase from, or arrange the purchase by a third party nominated by Dillard's or otherwise selected in accordance with Section 14.3 hereof (a "Nominated Purchaser") from, Bank the Program Assets (including all relevant Account Documentation, account information and history and other data reasonably necessary to enable continuing operation and management of the Accounts) on such terms and conditions reasonably acceptable to Dillard's (or a Nominated Purchaser) and Bank, including commercially reasonable representations and warranties.

     (b) The purchase option given by Section 14.2(a) is exercisable by Dillard's or the Nominated Purchaser serving notice on Bank within sixty (60) days after receipt of the master file to be provided pursuant to Section 14.2(e).

     (c) If such purchase option is exercised, Dillard's or the Nominated Purchaser must complete the purchase of the Program Assets within one hundred eighty (180) days after the notice has been given pursuant to Section 14.2(b); provided, however, that such times may be extended for required regulatory approvals, rating agency consents, and to complete any interim servicing obligation agreed to by Dillard's and the Bank. The date of such completion shall be the "Program Purchase Date."

     (d)  The purchase price for the Program Assets shall be as set forth in
          Schedule 14.2(d)-2.

     (e) The Parties will use reasonable commercial efforts to minimize transaction costs and Bank will provide Dillard's and its Nominated Purchasers reasonable access to the records and accounts relating to the Program Assets for the purpose of conducting due diligence investigations to determine whether they wish to purchase the Program Assets and shall provide a master file of the Accounts; provided, however, that Bank will be entitled to require Dillard's and any Nominated Purchaser to enter into confidentiality arrangements reasonably acceptable to the Bank before providing them with such access, and such access will be on terms reasonably specified by Bank.

14.3 Determination of Fair Market Value.

     In the event that this Agreement terminates and, if Dillard's notifies Bank that it shall purchase the Program Assets, Bank and Dillard's (or its Nominated Purchaser) shall attempt to mutually determine the fair market value of the Program Assets, based on the assumption that Dillard's (or its successor) will continue to be a going concern as a retailer and will continue to provide support for the Program ("Fair Market Value"). If the parties cannot reach such agreement, each party shall nominate an investment banker who together shall select a third investment banker to value the Program Assets. In such case, the Fair Market Value shall be the average of the two closest valuations provided by the investment bankers; provided, however, if the median valuation is within plus or minus twenty (20) percent of the mean of the three valuations, the Fair Market Value shall be the mean. Dillard's may in its sole discretion select any purchaser to purchase the Program Assets, provided that the Bank shall receive an amount equal to the purchase price as determined above.

14.4 Rights of Bank if Purchase Option not Exercised.

     (a) If this Agreement is terminated and Dillard's does not give written notice that it will exercise its option referred to in Section 14.2, Dillard's shall have no further rights whatsoever in the Program Assets, provided that Bank shall have given Dillard's ten (10) days advance written notice of the expiration of the repurchase option period. Bank has the right at its sole discretion on or after the termination of the Agreement to:

          (i) issue to Cardholders that Bank considers creditworthy a replacement or substitute credit card (which card must not bear any Dillard's Licensed Mark) with such characteristics as the Bank considers appropriate (the cost of card re-design and re-issue being borne by Bank). Dillard's shall be permitted to add an enclosure to the last two billing statements stating that the Program has been terminated;

          (ii) subject to Applicable Law and to the terms of the relevant Credit Agreement, notify Cardholders that Bank will cease providing credit under the Accounts and to require repayment of all amounts outstanding on all Accounts until all associated receivables have been repaid;

          (iii)sell the Accounts and associated receivables to a third party purchaser selected by Bank at a price agreed between Bank and the purchaser; or

          (iv) any combination of (i), (ii) and (iii).

     (b) Within ninety (90) days after Dillard's has given notice that it will not exercise its option to purchase or the period in which it may exercise its option has expired, Bank shall no longer utilize any of Dillard's Licensed Marks and must rebrand the Private Label Credit Cards. The foregoing notwithstanding, Bank may use the Dillard's Licensed Marks to communicate with Cardholders in connection with the billing and collection of Accounts and as otherwise required by Applicable Law for up to 180 days thereafter.

     (c) Dillard's and Bank shall reasonably agree upon a termination letter to be sent to Cardholders if Dillard's shall not exercise its purchase option.


                                  ARTICLE 15

                                INDEMNIFICATION

15.1 Dillard's Indemnification of Bank.

     From and after the Effective Date, Dillard's shall indemnify and hold harmless Bank, its Affiliates, their respective officers, directors, employees, agents and representatives and any Person claiming by or through any of them from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys' fees and expenses, which are caused or incurred by, result from, arise out of or relate to:

     (a) the gross negligence, recklessness or willful misconduct (including acts and omissions) of any Dillard's Channel relating to the Program;

     (b) any breach by any Dillard's Channel or any of its Affiliates, employees or agents of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement or of the obligations of any Dillard's Channel or its Affiliates under any Credit Card Agreement, if any;

     (c) the failure of any Dillard's Channel to satisfy any of its obligations or liabilities to third parties in connection with the Program, including its obligations to Cardholders in respect of the purchase of Goods and/or Services;

     (d) any actions or omissions by Bank taken or not taken at Dillard's written request or direction pursuant to this Agreement except where Bank would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Dillard's;

     (e) dishonest or fraudulent acts by any Dillard's Channel or its Affiliates, employees or agents in connection with the Program;

     (f) any Solicitation Materials distributed by any Dillard's Channel and not approved by the Marketing Committee or provided by the Bank;

     (g) any claim, suit or proceedings by any third party arising out of the failure of Dillard's Channel to comply with Applicable Law in connection with the Program or the Operating Procedures unless such failure was the result of any action taken or not taken by such Dillard's Channel at the specific written request or direction of Bank;

     (h) Dillard's Inserts or Billing Statement messages; and

     (i) allegations by a third party that the use of the Dillard's Licensed Marks or any materials or documents provided by any Dillard's Channel in connection with the Program constitutes: (i) libel, slander, and/or defamation; (ii) infringement of intellectual property, including trademark infringement or dilution, or copyright infringement; (iii) unfair competition or misappropriation of another's ideas or trade secret; (iv) invasion of rights of privacy or rights of publicity; or (v) breach of contract or tortious interference.

15.2 Bank's Indemnification of Dillard's.

     From and after the Effective Date, Bank shall indemnify and hold harmless Dillard's, its Affiliates, their respective officers, directors, employees, agents and representatives and any Person claiming by or through any of them from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys' fees and expenses, which are caused or incurred by, result from, arise out of or relate to:

     (a) Bank's gross negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;

     (b) any breach by Bank or any of its Affiliates, employees or agents of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement, or any Credit Card Agreement;

     (c) Bank's failure to satisfy any of its material obligations or liabilities to third parties in connection with the Program, including Cardholders;

     (d) any actions or omissions by Dillard's taken or not taken at Bank's written request or direction pursuant to this Agreement, except where Dillard's would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Bank;

     (e) dishonest or fraudulent acts by Bank, its Affiliates, agents or employees in connection with the Program;

     (f) any Account Documentation approved by the Marketing Committee and used by Dillard's in that form and in accordance with Bank's instructions and the Operating Procedures that fails to comply with Applicable Law or regulation unless such failure to comply is as a result of modification to such Account Documentation by Dillard's;

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     (g)  any claim, suit or proceedings by any third party arising out of the failure of Bank to comply with Applicable Law in connection with the Program or the Operating Procedures unless such failure was the result of any action taken or not taken by Bank at the specific written request or direction of Dillard's;

     (h)  the Bank's Inserts or Billing Statement messages; and

     (i) allegations by a third party that the use of the Bank Licensed Marks or any materials or documents provided by Bank in connection with the Program constitutes: (i) libel, slander, and/or defamation; (ii) infringement of intellectual property, including but not limited to trademark infringement or dilution, or copyright infringement, (iii) unfair competition or misappropriation of another's ideas or trade secret; (iv) invasion of rights of privacy or rights of publicity; or (v) breach of contract or tortious interference.

15.3 Procedures.

     (a) In case any claim is made, or any suit or action is commenced, against either party (the "Indemnified Party") in respect of which indemnification may be sought by it under this Article 15, the Indemnified Party shall promptly give the other party (the "Indemnifying Party") notice thereof and the Indemnifying Party shall be entitled to participate in the defense thereof and, with prior written notice to the Indemnified Party given not later than twenty (20) days after the delivery of the applicable notice, to assume, at the Indemnifying Party's expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section for any attorneys' fees or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

     (b) The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party's expense, unless (i) the employment of such counsel has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (iii) the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which event attorneys' fees and expenses shall be borne by the Indemnifying Party.

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     (c)  The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in the defense of, any such claim, suit or action.

     (d) The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and (i) the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (it being agreed that any failure of an Indemnified Party to consent to any settlement or compromise involving relief other than monetary damages shall not be deemed to be unreasonably withheld), and (ii) the Indemnified Party may settle or compromise any such claim, suit or action solely for an amount not exceeding One Thousand Dollars ($1,000), but shall not settle or compromise any other matter without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

15.4 Notice and Additional Rights and Limitations.

     (a) If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Article 15 may be sought, such failure shall not limit the liability of the Indemnifying Party; provided, however, that this provision shall not be deemed to limit the Indemnifying Party's rights to recover for any loss, cost or expense which it can establish resulted from such failure to give prompt notice.

     (b) This Article 15 shall govern the obligations of the parties with respect to the subject matter hereof but shall not be deemed to limit the rights which any party might otherwise have at law or in equity.

     (c) Notwithstanding anything to the contrary in this Agreement, no party shall be liable to the other for any indirect, consequential, punitive or exemplary damages relating to or arising out of this Agreement or the Program; provided, that the damages limitation set forth in this Section 15.4(c) shall not apply to any damages which result from an obligation of Bank or Dillard's to pay any third party damages claims to the extent such third party claims otherwise fall under Bank's or Dillard's respective indemnity obligations hereunder.

                                  ARTICLE 16

                                 MISCELLANEOUS

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16.1 Precautionary Security Interest.

     Dillard's and Bank agree that this Agreement contemplates the extension of credit by Bank to Cardholders. However, as a precaution in the unlikely event that any person asserts that Article 9 of the UCC applies or may apply to the transactions contemplated hereby, and to secure Dillard's payment of and performance of all obligations of Dillard's to Bank, Dillard's hereby grants to Bank a first priority present and continuing security interest in and to the following, whether now existing or hereafter created or acquired:
(i) all Accounts, Cardholder Indebtedness, Account Documentation and Charge Transaction Data, (ii) all deposits, credit balances and reserves on Bank's books relating to the Program, and (iii) all proceeds of the Cardholder Indebtedness. In addition, Dillard's agrees to take any reasonable action requested by Bank, at Bank's expense, to establish the first lien and perfected status of such security interest; and appoints Bank as Dillard's attorney-in-fact to take any such action on Dillard's behalf.

16.2 Securitization; Participation.

     (a) Bank shall have the right to securitize the Cardholder Indebtedness or any part thereof by itself or as part of a larger offering at any time. Such securitization shall not affect Dillard's rights or Bank's obligations hereunder, including with respect to customer service, payment processing or collections. Bank shall not securitize the Cardholder Indebtedness in any manner that may encumber the right of Dillard's, or its Nominated Purchaser, to purchase any of the Program Assets upon termination of this Agreement. To the extent any of Dillard's Licensed Marks are used in any securitization documents, such marks will not be used in a way that adversely affects Dillard's or the Dillard's Licensed Marks.

     (b) In the event Dillard's elects to purchase the Program Assets pursuant to Section 14.2(a) and any securitization(s) originally closed by Dillard's or its Affiliates shall remain outstanding, Dillard's or its Nominated Purchaser shall acquire the Program Assets subject to such securitization(s) and shall assume all obligations of the Bank and its Affiliates with respect thereto, including servicing, repurchase and indemnification obligations pursuant to instruments in form and substance satisfactory to the parties, as soon as reasonably possible consistent with Section 14.2 and any necessary consents or approvals. Dillard's (or its Nominated Purchaser) and Bank shall cooperate to obtain any consent, approval, rating affirmation or other requirements applicable to such purchase and assumption. The purchase price set forth in Section 14.2(d) shall be reduced by the outstanding principal balance of the obligations of the Dillard's Credit Card Master Trust on the Program Purchase Date. Compliance by Dillard's with this Section 16.2 shall be a condition precedent to the obligation of the Bank to sell the Program Assets to Dillard's pursuant to Section 14.2 hereof.

     (c) With respect to any matters herein relating to the Dillard's Credit Card Master Trust, in the event of any conflict between this Agreement and the terms of any Securitization Documents (as defined in the Purchase Agreement), the Securitization Documents shall govern.

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16.3 Assignment.

     Except as provided in this Section 16.3, neither party shall assign this Agreement or any of its rights hereunder without the prior written consent of the other party; provided, however, that either party may, without the consent of the other party, assign this Agreement in whole or in part to an Affiliate of such party or as part of a transfer of all or substantially all of the assets of such party to another Person, if such Affiliate or Person expressly assumes, in a form reasonably satisfactory to the non-assigning party, all of the obligations of the assigning party.

16.4 Sale or Transfer of Accounts.

     Except as otherwise provided herein, the Bank shall not sell or transfer in whole or in part any Accounts other than Accounts and/or Cardholder Indebtedness that have been written off by Bank in accordance with its write-off policies. Proceeds of any such sale or transfer shall be treated as a recovery on Cardholder Indebtedness.

16.5 Subcontracting.

     It is understood and agreed that, in fulfilling its obligations under this Agreement, either party may utilize its Affiliates or other Persons to perform functions. The party shall be responsible for functions performed by such Affiliates or other Persons to the same extent the party would be responsible if it performed such functions itself.

16.6 Amendment.

     Except as provided herein, this Agreement may not be amended except by a written instrument signed by Bank and Dillard's.

16.7 Non-Waiver.

     No delay by a party hereto in exercising any of its rights hereunder, or partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of a party's rights hereunder shall not be a waiver of, or preclude the exercise of, any rights or remedies available to such party under this Agreement or in law or at equity.

16.8 Severability.

     If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

16.9 Waiver of Jury Trial and Venue.

     (a) The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

     (b) Any lawsuit brought by either party against the other shall be brought in the State or United States District Court for Delaware.

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16.10 Governing Law; Compliance with Law.

     (a) This Agreement and all rights and obligations hereunder, including, without limitation, matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to internal principles of conflict of laws, and applicable federal law.

     (b) Each party shall comply with Applicable Law in connection with its activities and the performance of its rights and obligations hereunder. Notwithstanding anything else contained in this Agreement, neither party shall be obligated to take any action that such party believes in good faith would violate, or is reasonably likely to cause either of them to violate, any Applicable Law or that would cause such party to become a "consumer reporting agency" for purposes of the federal Fair Credit Reporting Act.

16.11 Captions.

     Captions of the articles and sections of this Agreement are for convenient reference only and are not intended as a summary of such articles or sections and do not affect, limit, modify or construe the contents thereof.

16.12 Notices.

     Any notice, approval, acceptance or consent required or permitted under this Agreement shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or, if sent by United States registered or certified mail, with postage prepaid, or by a nationally recognized overnight delivery service, when received, addressed as follows:

If to Dillard's:             Dillard's, Inc.
                             Attention: President
                             1600 Cantrell Road
                             Little Rock, Arkansas  72201
                             Fax: 501-376-5917


With a copy to:              Dillard's, Inc.
                             Attention:  General Counsel
                             1600 Cantrell Road
                             Little Rock, Arkansas  72201
                             Fax: 501-376-5031


If to Bank:                  GE CAPITAL CONSUMER CARD CO., FSB
                             Attention: President
                             5300 Kings Island Drive
                             Mason, Ohio 45040
                             Fax: 678-518-3134


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

With a copy to:              General Counsel
                             GE Consumer Finance - Americas
                             1600 Summer Street
                             Stamford, Connecticut  06927
                             Fax: 203-585-6297


16.13 Further Assurances.

     Dillard's and Bank agree to produce or execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and to take all such further action as the other party may reasonably request in order to give evidence to the consummation of the transactions specified herein.

16.14 No Joint Venture.

     Nothing contained in this Agreement shall be deemed or construed by the parties or any third party to create the relationship of principal and agent, partnership, joint venture or of any association between Dillard's and Bank, and no act of either party shall be deemed to create any such relationship. Dillard's and Bank each agree to such further actions as the other may request to evidence and affirm the non-existence of any such relationship.

16.15 Press Releases.

     Dillard's and Bank each shall obtain the prior written approval of the other party with regard to the substance and timing of any press releases which announce the execution of this Agreement or the transactions specified herein, which prior approval shall not unreasonably be withheld. At all times thereafter, Dillard's and Bank, prior to issuing any press releases concerning this Agreement or the transactions specified herein, shall consult with each other concerning the proposed substance and timing of such releases and give due consideration to the comments of the other party relating thereto. The foregoing notwithstanding, it is understood that neither party shall be required to consult with the other party with regard to (a) press releases and other announcements as may be required by Applicable Law or the applicable rules and regulations of any governmental agency or stock exchange and (b) publications prepared solely by and for employees of Dillard's or Bank, or their respective Affiliates, all of which may be issued without prior consultation with, or the prior written consent of, the other party.

16.16 Set-Off.

     Dillard's and Bank agree that each party has the right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of the other party held by the party or (ii) any indebtedness or other liabilities at any time owing by the party to the other party, as the case may be, against or on account of any undisputed amounts owed by the other party under this Agreement, except as expressly set forth herein.

16.17 Conflict of Interest.

     Each party hereto, in performing it obligations hereunder, shall establish and maintain appropriate business standards, procedures and controls. Each party shall review such standards, procedures and controls with reasonable frequency during the Term of this Agreement including, without limitation, those related to the activities of its employees and agents in their relations with the employees, agents and representatives of the other parties hereto and with other third parties.

16.18 Third Parties.

     There are no third-party beneficiaries to this Agreement. The parties do not intend: (i) the benefits of this Agreement to inure to any third party; or
(ii) any rights, claims or causes of action against a party to be created in favor of any person or entity other than the other party.

16.19 Force Majeure.

     If performance of any service or obligation under this Agreement, including the service level standards at Schedule 5.2, is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of a party and could not have been prevented by reasonable precautions, then such party shall be excused from such performance to the extent of and during the period of such prevention, restriction, delay or interference. A party excused from performance pursuant to this Section shall exercise all reasonable efforts to continue to perform its obligations hereunder, including by implementing its disaster recovery and business continuity plan as provided in
Section 5.7, and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform except that nothing herein shall obligate either party to settle a strike or other labor dispute when it does not wish to do so.

16.20 Entire Agreement.

     This Agreement, together with the Schedules hereto which are expressly incorporated herein by reference, supersedes any other agreement, whether written or oral, that may have been made or entered into by Dillard's and Bank (or by any officer or employee of either of such parties) relating to the matters specified herein, and constitutes the entire agreement by the parties related to the matters specified herein or therein.

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16.21 Binding Effect; Effectiveness.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

16.22 Counterparts/Facsimiles.

     This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Any telefacsimile of an executed counterpart shall be deemed an original.

16.23 Survival.

     Upon the termination of this Agreement, the parties shall have the rights and remedies described herein. Upon such termination, all obligations of the parties under this Agreement shall cease, except that the obligations of the parties pursuant to Sections 4.9 (Customer Information), 6.5 (Chargebacks),
6.6 (Chargeback Procedures), 8.1 (The Dillard's Licensed Marks), 8.2 (The Bank Licensed Marks), 10.1 (Audit), 10.2 (Dispute Resolution), 14 (Effects of Termination), 15 (Indemnification), 11 (Confidentiality), 16.1 (UCC),16.9 (Waiver of Jury Trial and Venue) and 16.10 (Governing Law) shall survive the expiration or termination of this Agreement. In furtherance and not in limitation of the foregoing, Bank shall be entitled to collect Accounts in any lawful manner.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

DILLARD'S, INC.

By:      /s/ James I. Freeman
         --------------------------------------------
Title:   Senior Vice President


GE CAPITAL CONSUMER CARD CO.

By:      /s/ Donald R. Ramon
         --------------------------------------------
Title:   Chief Operating Officer